ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                O'SULLIVAN CORPORATION, MELNOR INC., As Seller


            GH ACQUISITION CORP. AND GARDENA HOLDING AG, As Buyer





                             DATED: JULY 16, 1997














































                               TABLE OF CONTENTS


                                                               PAGE

                            ARTICLE I  DEFINITIONS



                   ARTICLE II  PURCHASE AND SALE OF ASSETS


2.1	Purchase and Sale of Assets
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Purchase Price
2.5	Adjustment to the Estimated Purchase Price
2.6	Royalty

                        ARTICLE III  RELATED AGREEMENTS


3.1	Related Agreements

             ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER


4.1	Organization; Qualification
4.2	Authority Relative to this Agreement
4.3	Consents and Approvals
4.4	Non-Contravention
4.5	Environmental Matters
4.6	Licenses and Permits
4.7	Compliance with Laws
4.8	Financial Statements
4.9	Litigation
4.10	Absence of Change
4.11	Title to Properties
4.12	Leases
4.13	Inventory
4.14	Intellectual Property
4.15	Material Contracts
4.16	Accounts Receivable
4.17	Existence and Maintenance of the Equipment
4.18	Sufficiency of Purchased Assets
4.19	Labor Matters
4.20	Employee Benefit Plans
4.21	Insider Interests
4.22	Capitalization of the Canadian Subsidiary
4.23	Insurance
4.24	Tax Matters
4.25	Finders
4.26	Non-Arm's Length Loans
4.27	No Undisclosed Liabilities
4.28	Full Disclosure

               ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER


5.1	Organization; Qualification
5.2	Authority Relative to this Agreement
5.3	Consents and Approvals
5.4	Non-Contravention
5.5	Finders
5.6	Litigation

                       ARTICLE VI  ADDITIONAL AGREEMENTS


6.1	Conduct of Business
6.2	Forbearances by Seller
6.3	Negotiations with Others
6.4	Investigation of Businesses and Properties
6.5	Confidentiality
6.6	Taxes and Recording Fees
6.7	Allocation of Purchase Price
6.8	Bulk Sales Laws
6.9	Materials Received After Closing
6.10	Retention of Books and Records
6.11	HSR and Investment Canada Filings
6.12	Expenses
6.13	Public Announcements
6.14	Subsequent Events
6.15	Efforts to Consummate
6.16	Further Assurances
6.17	Proration of Rent, Utility Charges, etc.
6.18	Guarantees
6.19	Name Change
6.20	Covenant Not to Compete
6.21	Capitalization

                  ARTICLE VII  EMPLOYEES AND EMPLOYEE MATTERS


7.1	Transferred Employees
7.2	Employee Benefit Plans
7.3	Worker's Compensation
7.4	Vacation Pay
7.5	Administration and Transferred Employee Information

               ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF BUYER


8.1	Representations and Warranties
8.2	Performance of this Agreement
8.3	Corporate Authorization
8.4	Consents and Approvals
8.5	Injunction, Litigation, etc.
8.6	Legislation
8.7	Title Insurance, Estoppel Certificates, etc.
8.8	Opinion of Counsel for Seller
8.9	Section 116 Certificate
8.10	Canadian Collective Bargaining Agreement

                      ARTICLE IX  CONDITIONS TO OBLIGATIONS OF SELLER

9.1	Representations and Warranties
9.2	Performance of this Agreement
9.3	Corporate Authorization
9.4	Consents and Approvals
9.5	Injunction, Litigation, etc.
9.6	Legislation
9.7	Opinion of Counsel for Buyer
9.8	COBRA
9.9	Employment Agreements

                               ARTICLE X  CLOSING


10.1	Time and Place of Closing
10.2	Deliveries by Seller
10.3	Deliveries by Buyer
10.4	Deliveries by Seller, O'Sullivan  and Buyer
10.5	Deliveries by Seller and O'Sullivan After Closing

                          ARTICLE XI  INDEMNIFICATION


11.1	Indemnification by Seller and O'Sullivan
11.2	Indemnification by Buyer
11.3	Third Party Claims
11.4	Limitations on Indemnification
11.5	Survival; Investigation
11.6	Notice of Claim for Indemnification

                ARTICLE XII  TERMINATION, AMENDMENT AND WAIVER


12.1	Termination
12.2	Effect of Termination
12.3	Amendment
12.4	Extension; Waiver

                       ARTICLE XIII  GENERAL PROVISIONS

13.1	Notices
13.2	Schedules
13.3	Interpretation
13.4	Counterparts
13.5	Dispute Resolution; Arbitration; Legal Action
13.6	Miscellaneous


EXHIBITS:

EXHIBIT A - Escrow Agreement
EXHIBIT B - New Lease













                           ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 16, 1997, is made by and among O'SULLIVAN CORPORATION, a Virginia corporation ("O'Sullivan"), MELNOR INC., a Virginia corporation ("Seller"), GARDENA HOLDING AG, a company incorporated under the laws of Germany ("Gardena"), and GH ACQUISITION CORP., a Delaware corporation ("Buyer"). O'Sullivan is the sole shareholder of Seller and Buyer is an indirect, wholly-owned subsidiary of Gardena.

                                   RECITALS


Seller desires to sell substantially all of its assets, including all of the outstanding stock of its wholly-owned subsidiary, Melnor Canada Ltd., a Canadian corporation (the "Canadian Subsidiary"), and transfer to Buyer certain liabilities of Seller, and Buyer desires to purchase such assets, and assume such liabilities, with the exception of certain excluded assets and liabilities hereinafter specified, for the consideration hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS


The following terms, as used herein, have the following meanings:
"Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.
"Allocation" has the meaning set forth in Section 6.7.
"Applicable Laws" has the meaning set forth in Section 4.20(m).
"Assumed Liabilities" has the meaning set forth in Section 2.3(a).
"Assumed Welfare Plans" has the meaning set forth in Section 7.2(e).
"Buyer's Defined Contribution Plan" has the meaning set forth in Section
7.2(b).
"Canadian Employee Plans" has the meaning set forth in Section 4.20(m). "Canadian Final Closing Date Balance Sheet" means the balance sheet of the Canadian Subsidiary prepared as of the Closing Date in accordance with the procedures set forth in Section 2.5 and included (but not consolidated) in the Final Closing Date Balance Sheet.
"Canadian Subsidiary" has the meaning set forth in the Recitals.
"Claimant" has the meaning set forth in Section 13.6(b).
"Closing" has the meaning set forth in Section 10.1.
"Closing Date" has the meaning set forth in Section 10.1.
"Contact Persons" has the meaning set forth in Section 6.4.
"Deferred Amount" has the meaning set forth in Section 2.4(a).
"Employee Plans" has the meaning set forth in Section 4.20.
"Environmental Permits" has the meaning set forth in Section 2.1(a)(iii). "Equipment" means the Equipment of Seller and the Equipment of the Canadian Subsidiary, collectively.
"Equipment of the Canadian Subsidiary" means the machinery, equipment, furniture, vehicles, tools, supplies and other tangible personal property wherever located which are used or held for use in the conduct of the business of the Canadian Subsidiary, including without limitation, the items listed (and identified as to location) in Schedule 1.1.
"Equipment of Seller" has the meaning set forth in Section 2.1(a)(i).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Escrow Agreement" has the meaning set forth in Section 3.1.
"Escrow Account" has the meaning set forth in Section 2.4(a).
"Escrow Amount" shall mean the sum of (i) the Deferred Amount and (ii) the Royalty payable under Section 2.6, as such total may be adjusted from time to time under the terms of the Escrow Agreement.
"Estimated Intercompany Loan Balance" has the meaning set forth in Section
2.4(b).
"Estimated Purchase Price" has the meaning set forth in Section 2.4(a). "Evaluation Material" has the meaning set forth in Section 6.5.
"Excluded Assets" has the meaning set forth in Section 2.2.
"Final Closing Date Balance Sheet" has the meaning set forth in Section
2.5(d) and shall include (but not consolidate) the U.S. Final Closing Date Balance Sheet and the Canadian Final Closing Date Balance Sheet.
"Final Intercompany Loan Balance" has the meaning set forth in Section
2.4(b).
"Frozen Plans" has the meaning set forth in Section 7.2(a).
"Gross Margin on Sales" means, with respect to any product, gross sales for such product less the sum of (i) actual returns, discounts and allowances specifically related to such product ("Net Sales"), (ii) standard cost (full absorption basis) of sales for such product calculated on a basis consistent with past practices, (iii) specifically identified manufacturing variances and such other variances as are customarily allocated to such product, (iv) the proportionate share of Net Sales of such product to all Net Sales for all products for the freight, engineering and manufacturing variances not otherwise allocated to such product pursuant to clause (iii) above, and (v) any advertising allowances provided to customers, or expended by Buyer, specifically for advertising such products.
"Handling Hazardous Substances" has the meaning set forth in Section 4.5. "Hazardous Emissions" has the meaning set forth in Section 4.5.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indemnified Party" has the meaning set forth in Section 11.3.
"Indemnifying Party" has the meaning set forth in Section 11.3.
"Intercompany Loan" means all of the outstanding balances of the intercompany loans from Seller to the Canadian Subsidiary as of the Closing Date. The Intercompany Loan is in the approximate amount of $3.7 million. "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended. "Intellectual Property" has the meaning set forth in Section 2.1(a)(v). "Inventory" means the Inventory of Seller and the Inventory of the Canadian Subsidiary, collectively.
"Inventory of the Canadian Subsidiary" means the raw materials, work-in-process and finished goods, and stores, supplies and spare parts, wherever located, which at the time of the Closing are owned by the Canadian Subsidiary. "Inventory of Seller" has the meaning set forth in Section 2.1(a)(ii).
"Leases" has the meaning set forth in Section 4.12.
"July 31 Forecast Balance Sheet" means the forecast pro forma adjusted balance sheet of Seller as of July 31, 1997, as adjusted in accordance with the Schedule of Adjustments, which shall include a forecast July 31 balance sheet of Seller and a forecast July 31 balance sheet of the Canadian Subsidiary, which is attached hereto as Schedule 4.8(B).
"Legal Action" has the meaning set forth in Section 11.3.
"Licenses and Permits" has the meaning set forth in Section 2.1(a)(iv). "Material Contracts" has the meaning set forth in Section 4.15.
"May 31 Balance Sheet" means the unaudited, consolidated balance sheets of Seller and the Canadian Subsidiary as of May 31, 1997, which is attached as
Schedule 4.8 (A).
"New Lease" has the meaning set forth in Section 3.1(b).
"PBGC" means the Pension Benefit Guaranty Corporation.
"Permitted Exceptions" has the meaning set forth in Section 4.11(a).
"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.
"Preliminary Closing Date Balance Sheet" has the meaning set forth in
Section 2.5(a), and shall include a preliminary U.S. Closing Date Balance
Sheet and a preliminary Canadian Closing Date Balance Sheet.
"Purchase Price" has the meaning set forth in Section 2.4(a).
"Purchased Assets" has the meaning set forth in Section 2.1.
"Real Property of the Canadian Subsidiary" has the meaning set forth in
Section 4.11.
"Related Agreements" has the meaning set forth in section 3.1(c).
"Returns" means all returns, declarations, reports, information statements and other documents required to be filed in respect of Taxes.
"Royalty" has the meaning set forth in Section 2.6.
"Savings Plan" has the meaning set forth in Section 7.2(b).
"Schedule of Adjustments" means the Schedule of Adjustments attached hereto as Schedule 2.4(a), which sets forth certain agreed adjustments to certain account balances contained in the balance sheets of Seller and the Canadian Subsidiary.
"Subsidiary," with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.
"Stock Purchase Price" has the meaning set forth in Section 2.4(b).
"Survival Date" has the meaning set forth in Section 11.5(a).
"Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, including Canadian Employee Plans and provincial pension plan contributions, unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, territorial, municipal and foreign governmental authorities), and whether disputed or not.
"Transferred Employees" has the meaning set forth in Section 7.1.
"U.S. Final Closing Date Balance Sheet" means the balance sheet of Seller prepared as of the Closing Date in accordance with the procedures in Section
2.5 and included (but not consolidated) in the Final Closing Date Balance
Sheet.

                                   ARTICLE 2.
                         PURCHASE AND SALE OF ASSETS


2.1		Purchase and Sale of Assets.
(a) At the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, for the consideration hereinafter set forth in Section 2.4(a), the following listed assets, properties or rights of Seller (the "Purchased Assets") and the business of Seller in which the Purchased Assets are used or to which they relate:
(i) the machinery, equipment, furniture, vehicles, tools, supplies and other tangible personal property wherever located which are used or held for use in the conduct of the business of Seller, including, without limitation, the items listed (and identified as to location) in Schedule 2.1(i). These items are hereinafter referred to collectively as the "Equipment of Seller;"
(ii) the raw materials, work-in-process and finished goods, and stores, supplies and spare parts, wherever located, which at the time of the Closing are owned by Seller.  These items are hereinafter referred to collectively as the "Inventory of Seller;"
(iii) the Environmental Permits held by Seller which are assignable and relate to the Purchased Assets or the business of Seller, including, without limitation, those identified on Schedule 4.5. The term "Environmental
Permits" means all material federal, state and local governmental licenses, permits, and other authorizations and approvals, whether foreign or domestic, which relate to the environment or the public health and safety;
(iv) the Licenses and Permits held by Seller which are assignable and relate to the Purchased Assets or the business of Seller, including, without limitation, those identified on Schedule 4.6. The term "Licenses and
Permits" means all material federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits;
(v) the Intellectual Property held or owned by Seller, including, without limitation, that set forth on Schedule 4.14. The term "Intellectual
Property" means all rights and interests in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights;
(vi) all rights and interests of Seller in, to and under the Material
Contracts and Leases (including, without limitation, those set forth on Schedules 4.15 and 4.12, respectively) and all rights and interests of
Seller in, to and under all other contracts and commitments which relate to the Purchased Assets or the business of Seller;
(vii) all accounts receivable of Seller;
(viii) all books and records of Seller (or true and complete copies thereof), including computerized records and any associated software owned by Seller and documentation, including, without limitation, books and records (or true and complete copies thereof) relating to or containing production data, manufacturing and quality control information, sales or marketing information, customer lists and information and personnel records of employees of Seller;
(ix) all purchase orders, forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials held by Seller for use in its business;
(x) prepaid expenses and deferred charges of Seller as noted in Schedule 2.1(a)(x); and
(xi) all other tangible and intangible properties of Seller, including goodwill, which are not included in the Excluded Assets listed in Schedule
2.2.
(b) At the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the outstanding stock of the Canadian
Subsidiary for the consideration hereinafter set forth in Section 2.4(b).
2.2 Excluded Assets.  The assets listed on Schedule 2.2 (the "Excluded
Assets") are not included in the Purchased Assets.
2.3 Assumed Liabilities.
(a) Except as set forth in paragraph (b) below, at the Closing Buyer will assume the following liabilities and obligations of Seller which relate to the business of Seller and which are not paid or discharged at or before the
Closing:
(i) trade payables and accrued and unpaid expenses and Taxes (other than income and payroll-related Taxes and Taxes payable in connection with transactions between Seller and the Canadian Subsidiary) of Seller as of the Closing Date, in each case which have arisen in the ordinary course of
Seller's business; provided that Buyer will assume the liabilities under this section solely to the extent of such amounts as are properly accrued, reserved and/or recorded in the Final Closing Date Balance Sheet;
(ii) all liabilities for and obligations of Seller relating to the
Purchased Assets or the business of Seller to be performed after the Closing arising from the Material Contracts, Leases and other contracts and commitments to be assigned to Buyer under Section 2.1(a)(vi), other than liabilities and obligations arising from breaches thereof prior to the
Closing;
(iii) all employee-related liabilities and obligations with respect to Transferred Employees (i) which relate to matters arising prior to Closing to the extent they are accrued on the Final Closing Date Balance Sheet, or
(ii) which relate to matters or events arising from and after the Closing;
and
(iv) the liability of Seller arising in the normal course of business (i)
for returns of goods under warranty or (ii) with respect to end-of-season unsold inventory returns from distributors, resellers or retailers (as set forth on Schedule 2.3(a)(iv)), but solely to the extent such liability is reserved for in the Final Closing Date Balance Sheet.
The liabilities and obligations herein above listed, and to be assumed by
Buyer, are hereinafter referred to collectively as the "Assumed Liabilities."
(b) Notwithstanding the provisions of paragraph (a) above, there are expressly excluded from the Assumed Liabilities the following listed liabilities and obligations of Seller:
(i) all liabilities for Taxes incurred or to be incurred by Seller, except as otherwise specified in Section 2.3(a)(i);
(ii) all liabilities and obligations, whether civil or criminal in nature, arising out of any actual or alleged violation by Seller of any federal, state or local law, rule, regulation, judicial or administrative order, judgment or decree, or governmental permit, license, approval or authorization;
(iii) all liabilities and obligations of Seller arising from a breach by
Seller before Closing of any contract or commitment, including, without limitation, Material Contracts and Leases or other agreements;
(iv) all liabilities and obligations arising under any contract or commitment, including, without limitation, Material Contracts and Leases, if the rights of Seller are, for any reason, not transferred to, or the benefits thereunder are not otherwise made available to, Buyer at the
Closing;
(v) any liability or obligation in respect of severance or separation pay or allowances for U.S. employees of Seller who are not Transferred Employees;
(vi) any liability or obligation related to any multiemployer plan (within the meaning of Section 3(37) of ERISA) or the Frozen Plans;
(vii) any liability or obligation under the employment or severance agreements between Seller and Michael Orfinik and Larry Trotter identified on Schedule 2.3(b)(vii);
(viii) any legal, accounting or other professional fees incurred by Seller in connection with the transactions contemplated hereby; and
(ix) any other liability or obligation not expressly assumed by Buyer pursuant to Section 2.3(a).
2.4 Purchase Price.
(a) The consideration to be paid for the Purchased Assets (the "Purchase
Price") shall be the book value of the Purchased Assets as of the Closing less the book value of the Assumed Liabilities as of the Closing, determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the manner in which the financial statements of Seller have been prepared, except as otherwise required by the Schedule of Adjustments attached hereto as Schedule 2.4(a).
As of the date of this Agreement, the Purchase Price is expected to be approximately $13,335,327. At the Closing, Buyer shall pay Seller an amount (the "Estimated Purchase Price") determined on the basis hereinabove set forth using the July 31 Forecast Balance Sheet (as set forth in Schedule 4.8(C)), in immediately available funds, less the amount of $2,500,000 ("Deferred Amount"), which shall be held in the escrow account (the "Escrow Account") in accordance with the provisions of the Escrow Agreement (as hereinafter defined).
(b) The estimated consideration to be paid at Closing in immediately available funds by Buyer to Seller for the outstanding stock of the Canadian Subsidiary (the "Stock Purchase Price") shall be $4,819,394, subject to adjustment in accordance with the equity in the Canadian Subsidiary as reflected on the Canadian Final Closing Date Balance Sheet.  In addition, at Closing the Buyer shall arrange for the Canadian Subsidiary to pay Seller an amount equal to the estimated outstanding balance of the Intercompany
Loan on the Closing date based on the July 31 Forecast Balance Sheet (the "Estimated Intercompany Loan Balance"). The final outstanding balance of the Intercompany Loan as of the Closing Date, if any, to be paid to or refunded by Seller shall be determined based on the Final Closing Date Balance Sheet
(the "Final Intercompany Loan Balance").
2.5 Adjustment to the Estimated Purchase Price.
(a) As promptly as practical, but in no event more than 60 days after the Closing, Seller, with the cooperation of Buyer and the Transferred
Employees, shall prepare and deliver to Buyer a draft of a balance sheet for Seller as of the commencement of business on the date on which the Closing takes place (the "Preliminary Closing Date Balance Sheet"), which shall reflect the book value of the Purchased Assets, the Assumed Liabilities and the equity of the Canadian Subsidiary, and the Final Intercompany Loan Balance as of such date. The Preliminary Closing Date Balance Sheet shall be prepared in accordance with GAAP, except as otherwise required by the Schedule of Adjustments.
(b) Prior to the preparation of the Preliminary Closing Date Balance Sheet, Buyer or Buyer's auditors may, if Buyer so elects, review the manner in which Seller plans to prepare the Preliminary Closing Date Balance Sheet, including, but not limited to, the nature and extent of the procedures to be applied. Buyer and Buyer's auditors shall be entitled to observe the taking of the physical inventory.
(c) During the 20 business days following the receipt by Buyer of the draft of the Preliminary Closing Date Balance Sheet, Buyer and Buyer's auditors shall be permitted to review the working papers of Seller's auditors relating to the draft of the Preliminary Closing Date Balance Sheet. Seller shall cooperate with Buyer and Buyer's auditors in facilitating such review. Buyer shall give any comments or objections it has with respect to the draft of the Preliminary Closing Date Balance Sheet to Seller and Seller's auditors. Such comments or objections, insofar as they relate to the valuation of any assets or liabilities, shall be resolved by Seller without regard to any materiality standard, and the Final Closing Date Balance Sheet delivered to Buyer pursuant to the provisions of the next paragraph shall reflect such resolution.
(d) Within 15 business days after the expiration of said 20-business-day period, Seller shall deliver to Buyer a Final Closing Date Balance Sheet
(the "Final Closing Date Balance Sheet").  Within 10 business days after receipt of such balance sheet, Buyer shall deliver a letter to Seller stating whether it concurs with such balance sheet and its exceptions thereto, if any, together with the reasons therefor.  If such objections cannot be resolved between Seller's auditors and Buyer's auditors within 15 business days after delivery of such letter by Buyer, the question or questions in dispute shall then be submitted, as soon as practicable, to Ernst & Young L.L.P., or if the parties otherwise agree, another mutually acceptable firm of independent public accountants of recognized standing.  The decision of such accounting firm as to such question or questions in dispute shall be final and binding upon the parties hereto.  Such accounting firm shall make its decision regarding such objections and shall communicate its decision to Seller and Buyer within 10 business days after the submission of the objections to such firm.
(e)	If the Final Closing Date Balance Sheet, after the resolution of all disputes, indicates that the Estimated Purchase Price was less than the
Purchase Price set forth in Section 2.4(a) and/or that the Estimated Intercompany Loan Balance was less than the Final Intercompany Loan Balance, Buyer shall promptly pay to Seller, in immediately available funds, but without interest, the balance of the Purchase Price and shall arrange for the Canadian Subsidiary to pay Seller the difference between the Estimated Intercompany Loan Balance and the Final Intercompany Loan Balance. If the
Final Closing Date Balance Sheet, after the resolution of all disputes, indicates that the Estimated Purchase price exceeded the Purchase Price set forth in Section 2.4(a) and/or that the Estimated Intercompany Loan Balance exceeded the Final Intercompany Loan Balance, Seller shall promptly pay to
Buyer and the Canadian Subsidiary, as applicable, in immediately available funds, but without interest, the amount of such excess.
(f) The fees of Seller's auditors and Buyer's auditors incurred in connection with the preparation of the Preliminary and Final Closing Date Balance Sheets shall be borne by Seller and Buyer, respectively. The fees of any independent accounting firm appointed pursuant to Section 2.5(d)
shall be borne equally by Seller and Buyer.
2.6.	Royalty.
(a) Buyer shall pay into the Escrow Account not later than 45 days after the first anniversary of the Closing Date, in immediately available funds, a royalty equal to 50% of the Gross Margin on Sales by Buyer or any of its Affiliates for the period from the Closing Date through the first anniversary of the Closing Date of the products listed on Schedule 2.6(a) to this Agreement, up to the lesser of (x) an aggregate of $2,500,000 or (y) the pre-tax profits of the business conducted with the Purchased Assets and the Canadian Subsidiary for the period from the Closing Date through the first anniversary of the Closing Date (the "Royalty"). For purposes of this Agreement, the terms "pre-tax profit" or "pre-tax loss" shall be determined in accordance with GAAP, consistently applied and as recorded in the unaudited consolidated and consolidating financial statements of Seller and the Canadian Subsidiary for the years ended December 31, 1995 and 1996, provided that Buyer shall:
(i) use actual sales returns and allowances for the period January 1, 1997 through the first anniversary of the Closing Date;
(ii) include interest on intercompany loans between Buyer and Gardena or Gardena's Affiliates at reasonable interest rates, not to exceed the prime rate of interest as published from time to time in The Wall Street Journal;
(iii) include intercompany purchases at arms length pricing;
(iv) exclude any intercompany overhead fees or allocations; and
(v) exclude any pre-tax profit or loss on (1) sales of products under the "Gardena" brand name which are distributed through Buyer or the Canadian Subsidiary, (2) sales of products designed (other than redesigns or improvements to existing products of Seller and the Canadian Subsidiary) or produced by Gardena and sold under the "Melnor" name by Buyer or the Canadian Subsidiary, including, without limitation, the two new, high-end oscillating sprinklers, and (3) the portion of the total sales revenue generated from products produced by Buyer or the Canadian Subsidiary using Gardena gears and related attachments that is equal in each case to (x) the ratio of the costs of the Gardena gears and related attachments to the total costs of the product, multiplied by (y) the total sales revenue of such product, provided that Buyer's general administrative and overhead costs for the products described in items (1) through (3) above are reasonably allocated between the "Melnor" and "Gardena" brand products.
Buyer shall provide Seller with a quarterly unaudited statement setting forth in reasonable detail the Royalty and the pre-tax profit or pre-tax loss, if any, through the date of such statement calculated in accordance with this Section 2.6. Buyer shall provide Seller with a written statement setting forth in reasonable detail the basis for the Royalty, if any, at the time Buyer pays the Royalty into the Escrow Account.
(b) Seller shall have the right, upon written notice delivered to Buyer within 15 days of the payment of the Royalty by Buyer into the Escrow
Account or the receipt of the written statement indicating that no Royalty is owed, to request a review or audit of Buyer's records and if necessary, its Affiliates, solely with respect to the Royalty. Buyer shall, within fifteen (15) days of receiving written request from Seller, make available to Seller or its representatives, during ordinary business hours, all records that Buyer and if necessary, its Affiliates, maintain for calculating the Royalty for purposes of verifying the Royalty paid by Buyer hereunder. Seller shall complete its audit within 15 days of obtaining access to such records and Seller shall deliver to Buyer the results of said audit within said 15-day period. The cost of such review or audit shall be borne by seller unless it is determined that Buyer underpaid the Royalty by more than ten percent (10%), in which case Buyer shall pay the cost of the review or audit.
(c) Within 15 days of its receipt of Seller's audit, Buyer shall deliver a letter to Seller stating whether it concurs with the results of Seller's audit and its exceptions thereto, if any, together with the reasons therefor. If such objections cannot be resolved between Seller and Buyer within 15 days after delivery of said letter to Seller, the matter shall be submitted, as soon as practicable, to Ernst & Young L.L.P., or if the parties otherwise agree, another mutually acceptable firm of independent public accounts of recognized standing. The decision of the accounting firm as to such matter shall be final and binding upon the parties hereto. Such accounting firm shall make its decision within 10 business days after the submission of the matter to the firm.

                                   ARTICLE 3.
                               RELATED AGREEMENTS


3.1.  Related Agreements.
(a) In connection with the sale and purchase of the Purchased Assets contemplated by this Agreement, Seller and Buyer will enter into an escrow agreement among Seller, Buyer, O'Sullivan Corporation and an escrow agent to be determined (the "Escrow Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Escrow Amount will be held in the Escrow Account to cover the items referred to therein.

(b) O'Sullivan will enter into a commercial lease with Buyer at Closing, in substantially the form attached hereto as Exhibit B, for the facilities used by Seller in Winchester, Virginia (the "New Lease").
(c) The Escrow Agreement and the New Lease are hereinafter referred to individually and collectively, as the "Related Agreements."

                                   ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and O'Sullivan represent and warrant to Gardena and Buyer the following:
4.1 Organization; Qualification. Seller is or will be at Closing a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to own all of its properties and assets and carry on its business as it is presently being conducted. O'Sullivan is the sole shareholder of Seller. Seller is or will be at Closing duly qualified and in good standing to do business in each jurisdiction (as identified on Schedule 4.1) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified would not have a material adverse effect on the Purchased Assets or the business of Seller. Seller has heretofore delivered to Buyer or Gardena complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.
The Canadian Subsidiary is or will be at Closing a corporation duly organized, validly existing and in good standing under the laws of Canada and has the corporate power and authority to own all of its properties and assets and carry on its business as it is presently being conducted. The Canadian Subsidiary is or will be at Closing duly qualified and in good standing to do business in each jurisdiction (as identified on Schedule 4.1) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified would not have a material adverse effect on the business of the Canadian Subsidiary.
The Canadian Subsidiary has heretofore delivered to Buyer or Gardena complete and correct copies of its Articles and Bylaws, as currently in effect, and all amendments thereto.

4.2. Authority Relative to this Agreement. O'Sullivan and Seller have the corporate power and authority to execute and deliver this Agreement and the Related Agreements to which they are a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by O'Sullivan and Seller of this Agreement and the Related Agreements to which they are a party, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by their respective Boards of Directors and by the holder of all of Seller's outstanding shares of common stock, and no other corporate proceedings on the part of O'Sullivan and Seller are necessary with respect thereto. Assuming that Buyer and Gardena have duly authorized the execution and delivery of this Agreement and the Related Agreements to which they are a party, this Agreement constitutes, and the Related Agreements when executed and delivered by O'Sullivan and
Seller and the other parties thereto will constitute, valid and binding obligations of O'Sullivan and Seller, enforceable in accordance with their terms except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.
4.3. Consents and Approvals.  Except as set forth in Schedule 4.3, there is no requirement applicable to Seller, O'Sullivan or the Canadian Subsidiary to make any filing with, or to obtain any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions contemplated by this Agreement (other than as may be required by any applicable "bulk sales" law).  Except as set forth in Schedule 4.3, there is no requirement that any party to any Material Contract, Lease, license or permit to which Seller or the Canadian Subsidiary is a party or by which either of them is bound consent to the consummation of the transactions contemplated by this Agreement.
4.4. Non-Contravention.  Except as set forth in Schedule 4.4, the execution and delivery by O'Sullivan and Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of O'Sullivan or Seller or the Articles
or Bylaws of the Canadian Subsidiary, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any Material Contract or Lease, or any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which O'Sullivan, Seller or the Canadian Subsidiary is a party or by which O'Sullivan, Seller or the Canadian Subsidiary or any of the Purchased Assets is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to O'Sullivan, Seller or the Canadian Subsidiary or
any of the Purchased Assets or the business conducted by Seller, O'Sullivan or the Canadian Subsidiary (other than any applicable "bulk sales" law), excluding from the foregoing clauses (ii) and (iii) such defaults and violations which do not have a material adverse effect on the Purchased Assets or the business of Seller.
4.5 Environmental Matters. Except as set forth in Schedule 4.5, each of the Seller and the Canadian Subsidiary has obtained all Environmental Permits required to conduct its business as it is presently being conducted, including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land (Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum
(Handling Hazardous Substances").  Schedule 4.5 contains a complete and correct list of all such Environmental Permits, all of which are in full force and effect and all of which are assignable except as noted on Schedule 4.5, each of Seller and the Canadian Subsidiary is in all material respects in compliance with all of the terms and conditions set forth in such Environmental Permits and is also in all material respects in compliance with all of the terms and conditions contained in or required of it by any law, regulation, order, judgement or decree of any federal, state, provincial, local or foreign court or governmental authority applicable to or having jurisdiction over Seller, the Canadian Subsidiary, the Purchased Assets, or
the business of Seller or the Canadian Subsidiary relating to the environment or to public health. Except as set forth on Schedule 4.5 and to the best of O'Sullivan's and Seller's knowledge, no conditions exist which (x) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued compliance with any of Seller's or the Canadian Subsidiary's Evironmental Permits or any of the aforementioned laws, regulations, orders, judgements or decrees, (y) may give rise to any material liability (whether based in contract, tort, implied or expressed warranty, criminal or civil statute or otherwise) under any law or regulation relating to Hazardous Emissions or Handling Hazardous Substances or (z) obligate Seller or the Canadian Subsidiary or, with the passage of time, could cause
Seller or the Canadian Subsidiary to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith.
4.6. Licenses and Permits.  Each of Seller and the Canadian Subsidiary has
all Licenses and Permits required to conduct its business as it is presently being conducted. Schedule 4.6 contains a complete and correct list of all such Licenses and Permits, all of which are in full force and effect and all of which are assignable, except as set forth on Schedule 4.6.  No notice of a violation of any such License or Permit has been received by Seller or the Canadian Subsidiary or, to the knowledge of O'Sullivan, Seller or the
Canadian Subsidiary, recorded or published, and no proceeding is pending or, to the best of O'Sullivan's and Seller's knowledge, threatened, to revoke or limit any of them. O'Sullivan And Seller have no reason to believe that the Licenses or Permits held by Seller or the Canadian Subsidiary in effect on the date hereof will not be renewed.
4.7. Compliance with Laws.  Except as set forth in Schedule 4.7, and in addition to, but separate from, the representations and warranties contained in Section 4.5 relating to environmental matters and those contained in
Section 4.6 relating to Licenses and Permits, O'Sullivan and Seller represent and warrant that Seller's business and the business of the
Canadian Subsidiary have been operated in compliance with all laws, regulations, orders, judgments or decrees of any federal, state, provincial, local or foreign court or governmental authority applicable to the Purchased Assets or the business of Seller or the Canadian Subsidiary including, without limitation, those related to antitrust, competition and trade matters, civil rights, zoning and building codes, public health and safety, employment standards, human rights, worker health and safety and labor and nondiscrimination, except for such violations thereof as do not and cannot reasonably be expected to have a material adverse effect on the Purchased
Assets or the business of Seller or the Canadian Subsidiary. Furthermore, except as is disclosed in Schedule 4.7, neither O'Sullivan, Seller nor the Canadian Subsidiary has received any notice alleging noncompliance with any of the aforementioned laws, regulations, orders, judgements or decrees.
4.8. Financial Statements. O'Sullivan and Seller have previously furnished Buyer with true and complete copies of the unaudited consolidated and consolidating financial statements of Seller and the Canadian Subsidiary for the years ended December 31, 1995 and 1996, and the unaudited consolidated and consolidating financial statements of Seller and the Canadian Subsidiary as of and for the five-month period ended May 31, 1997, attached hereto as
Schedule 4.8(A). Such financial statements present fairly the financial position of Seller and the Canadian Subsidiary as of such dates and the results of their operations and changes in their financial position for such periods. O'Sullivan and Seller have also delivered to Buyer and Gardena a copy of the July 31 Forecast Balance Sheet which is attached hereto as
Schedule 4.8(B).  The calculation of the Estimated Purchase Price is set forth on Schedule 4.8(C) attached hereto.
4.9. Litigation. Except as set forth in Schedule 4.9, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitral) pending or, to the best of O'Sullivan's and Seller's knowledge, threatened against Seller, O'Sullivan (in the case of O'Sullivan limited solely to matters related directly or indirectly to the business or operations of Seller or the Canadian Subsidiary) or the Canadian Subsidiary, whether at law or in equity and whether civil or criminal in nature, before any federal, state, provincial, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Seller, O'Sullivan or the Canadian Subsidiary which have, or, if adversely determined, would have a material adverse effect on the Purchased Assets or the earnings, assets, financial condition or operations of the business of Seller, O'Sullivan or the Canadian Subsidiary, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement or the Related Agreements.
4.10. Absence of Change.  Except as set forth in Schedule 4.10, since May
31, 1997 there has not been:
(i)	any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance) which can reasonably be expected to affect, materially and adversely, the Purchased Assets or the earnings, assets, financial condition or operations of the business of Seller or the Canadian Subsidiary other than changes in the economy generally;
(ii)	any obligation or liability involving more than $20,000 (whether matured or unmatured, absolute, accrued, contingent or otherwise) incurred by Seller or by the Canadian Subsidiary other than any purchase order entered into in the ordinary course of business and cancelable without penalty on not more than 30 days notice;
(iii)	any general uniform increase in the compensation of the employees of
Seller or the Canadian Subsidiary (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment);
(iv)	any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of Seller or the Canadian Subsidiary;
(v)	any amendment to any employment agreement to which any employee of
Seller or the Canadian Subsidiary is a party;
(vi)	any sale of assets of Seller or the Canadian Subsidiary other than in the ordinary course of business;
(vii)	any deterioration of relations between Seller or the Canadian
Subsidiary and any of their respective suppliers or customers or any notice from a customer that it intends to reduce purchases from Seller or the
Canadian Subsidiary by a material amount;
(viii)	any direct or indirect redemption, purchase or other acquisition or transfer of any shares of the capital stock of Seller or the Canadian
Subsidiary;
(ix) any split, combination or other similar change in the outstanding capital stock of the Canadian Subsidiary;
(x) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to any shares of the capital stock of Seller or the Canadian Subsidiary;
(xi) any issuance by the Canadian Subsidiary of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock;
(xii) any grant by Seller of any option, right or other security giving any person the right to acquire from Seller any of the stock of the Canadian Subsidiary; or
(xiii)	any operation of the business of Seller or the Canadian Subsidiary other than in the ordinary and usual course and in a manner consistent with past practices.
4.11. Title to Properties.
(a) Schedule 4.11(a) contains a complete and correct list of all of the
Real Property of the Canadian Subsidiary.  The Real Property is all of the
real property used in the conduct of the business of the Canadian
Subsidiary. Except for Permitted Exceptions, the Canadian Subsidiary has
good and marketable title to all of the Real Property free and clear of any liens, charges, pledges, security interests or other encumbrances and no
Person has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from the Canadian Subsidiary of the Real Property or any part thereof. The term "Permitted Exceptions" as used in this Agreement means  statutory liens for current taxes or assessments not yet due or delinquent; mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the Canadian Subsidiary, provided that the same shall be fully discharged before the Closing; exceptions shown on the surveys furnished by Seller to Buyer or obtained by Buyer on or before the date hereof and agreed to by Buyer; such other liens, imperfections in title, charges, easements, restrictions and encumbrances as do not materially and adversely affect the use by the Canadian Subsidiary of the
Real Property.
(b) Except as noted on Schedule 4.11(b), Seller has good title to the stock of the Canadian Subsidiary, all of the personal property, tangible and intangible, which is a part of the Purchased Assets, free and clear of any liens, charges, pledges, security interests or other encumbrances and no
Person has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from Seller of the Purchased Assets or the stock of the Canadian Subsidiary, or any part thereof. Except as noted on Schedule 4.11(b), the Canadian Subsidiary has good title to all of the personal property, tangible and intangible, which is used or held for use in the conduct of its business, free and clear of any liens, charges, pledges, security interests or other encumbrances.
4.12 Leases. Schedule 4.12 sets forth a complete list of each lease, agreement or commitment to lease into which Seller or the Canadian Subsidiary has entered, whether as lessor or lessee, which relates to either real or personal property other than monthly leases of personal property which may be canceled upon not more than 60 days notice and require the payment of not more than
$1,000 per month.   The leases, agreements and commitments listed in Schedule
4.12 are referred to herein as "Leases." Except as set forth in Schedule 4.12, neither O'Sullivan, Seller, the Canadian Subsidiary nor any other party thereto has in any material way breached any such Lease and, to the best of
O'Sullivan and Seller's knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would cause a default under, or permit the termination or modification of any such Lease by any party thereto. Complete copies of all of the Leases have been delivered to Buyer or Gardena.
4.13 Inventory. Except as set forth in Schedule 4.13, the Inventory is usable or saleable in the ordinary course of business (except as adjusted for inventory writedowns in accordance with the Schedule of Adjustments), and is reasonably sufficient to meet the near-term requirements for the conduct of the business of Seller or the Canadian Subsidiary, as the case may be, as such business is presently being operated. Schedule 4.13 sets forth a list of locations of inventory not located on the Real Property or on real estate subject to a Lease.
4.14 Intellectual Property.  Schedule 4.14 sets forth a complete list of all of the Intellectual Property Seller or the Canadian Subsidiary owns or is licensed or otherwise has the right to use free and clear of any restrictions listed in Schedule 4.14. All of the Intellectual Property which Seller does not own is assignable except as set forth in Schedule 4.14. The Intellectual Property includes all intellectual property and similar rights necessary for or used in the conduct of the business of Seller and the Canadian Subsidiary as it is presently being conducted.  Except as set forth in Schedule 4.14, there is no claim, suit, action or proceeding, pending or, to the best of O'Sullivan's and Seller's knowledge, threatened, against either Seller or the Canadian Subsidiary asseting that its use of any Intellectual Property infringes upon the rights of any third party or otherwise contesting its rights with respect to any of the Intellectual Property. Except as set forth on
Schedule 4.14 and to the best of O'Sullivan's and Seller's knowledge, no third party is infringing upon the rights of Seller or the Canadian Subsidiary in the Intellectual Property. Except as set forth on Schedule 4.14, all letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property are valid and subsisting and have been properly maintained.
4.15 Material Contracts. Schedule 4.15 sets forth a complete and correct list of each contract, agreement or commitment of Seller or the Canadian Subsidiary, other than Leases:
(i) upon which any substantial part of the business of Seller or the
Canadian Subsidiary is dependent or which, if breached, would reasonably be expected to affect, materially and adversely, the Purchased Assets or the earnings, assets, financial condition or operations of the business of
Seller or the Canadian Subsidiary;
(ii) which provides for aggregate future payments by Seller or the Canadian Subsidiary of more than $20,000 per contract, except for purchase orders or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $50,000 in any year, per contract;
(iii) which extends more than one year from the date hereof and is not cancelable without penalty by either party on 30 days' notice;
(iv) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of the Purchased Assets or of any of the assets of the Canadian Subsidiary;
(v) which relates to the employment, retirement or termination of the services of any officer or former officer of Seller or the Canadian
Subsidiary;
(vi) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by Seller or the Canadian Subsidiary or not disclose to others information concerning the Purchased Assets or the business of Seller or the Canadian Subsidiary; or
(vii) which prohibits or restricts Seller's or the Canadian Subsidiary's ability to engage in any business competitive with any other person.
Each of the foregoing is referred to in this Agreement as a "Material
Contract."  Except as set forth in Schedule 4.15, all of the Material
Contracts are in full force and effect and to the best of O'Sullivan and Seller's knowledge there has not occurred, with respect to any Material Contract, any default or event of default, or event which, with or without due notice or lapse of time or both, would reasonably be expected to constitute a default or event of default on the part of Seller or the
Canadian Subsidiary or any party thereto. Complete copies of all of the Material Contracts have been delivered to Buyer.
4.16. Accounts Receivable.  The accounts receivable of Seller as of May 31,
1997 are reflected in Schedule 4.16(a). The accounts receivable of the
Canadian Subsidiary, including intercompany accounts receivable, as of May
31, 1997 are reflected on Schedule 4.16(b). Except as reflected on Schedule 4.16(c), such accounts receivable of Seller and the Canadian Subsidiary and those acquired by Seller or the Canadian Subsidiary subsequent to May 31,
1997 but prior to the Closing (and not collected prior to Closing), have or will have arisen in the ordinary course of business. Each of such accounts receivable, and those acquired after May 31, 1997 but prior to the Closing, is not and will not be the subject of a pledge or assignment is and will be free of any and all liens, encumbrances and charges whatsoever.
4.17. Existence and Maintenance of the Equipment.  The Equipment identified on Schedules 1.1 and 2.1(i) exists in the locations as indicated therein and is accessible or recoverable upon request subject to ordinary course dealings and any related disputes between Seller and its suppliers.  The
Seller is not aware of any such disputes, except as set forth on Schedule
4.27.  The Equipment has been maintained in good repair in accordance with the usual and customary practices of Seller and the Canadian Subsidiary, is in good condition, ordinary wear and tear excepted and except for defects which do not materially and adversely affect the use of such Equipment, and is usable in the ordinary course of the business of Seller and the Canadian Subsidiary as it is presently being conducted.  SELLER DISCLAIMS ANY IMPLIED WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EQUIPMENT.
4.18 Sufficiency of Purchased Assets.  The Purchased Assets include all material nonmonetary properties of Seller used by Seller in the conduct of its business as it is presently being conducted.
4.19 Labor Matters. Schedule 4.19 sets forth a comlete and correct list of each collective bargaining agreement covering employees of Seller or the Canadian Subsidiary. Except as set forth on Schedule 4.19, there are no controversies pending or, to the best of O'Sullivan and Seller's knowledge, threatened between Seller or the Canadian Subsidiary and any of their respective employees which affect, or would affect the earnings, assets, financial conditions or operations of the business of Seller or the Canadian Subsidiary or relate to any specific effort to prevent, restrict or delay consummation of the transactions contempalted by this Ageement.
4.20. Employee Benefit Plans.
(a) Schedule 4.20 lists all "employee benefit plans" within the meaning of section 3(3) of ERISA, and all employee benefit plans maintained or contributed to by the Seller or by the Canadian Subsidiary currently or at any time in the preceding five calendar years including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans, programs or arrangements providing health or other welfare benefits to employees after a termination of employment and all incentive, vacation and other similar plans, all plant closing benefits, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation agreements, in each case for the benefit of, or relating to, current employees and former employees of Seller or the Canadian Subsidiary (collectively, the "Employee Plans"). Schedule 4.20 also includes all contracts, agreements or commitments which relate to the employment, retirement or termination of the services of any officer, former officer, key employee, former key employee, director or former director of Seller or the Canadian Subsidiary.
(b) Except as disclosed on Schedule 4.20, none of the Employee Plans is a "multiemployer plan" as defined in section 3(37) of ERISA.
(c) Except as set forth on Schedule 4.20, the Savings Plan, the Frozen
Plans and the Assumed Welfare Plans are in compliance in all material respects with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and Seller or the Canadian Subsidiary has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any of the Savings Plan, the Frozen Plans, the Assumed Welfare Plans, and the Canadian Employee Plans.
(d) Except as set forth on Schedule 4.20, the Savings Plan and the Frozen
Plans are intended to be qualified under section 401(a) of the Internal
Revenue Code and have heretofore been determined by the Internal Revenue
Service to so qualify (as reflected in a favorable determination letter current through the Tax Reform Act of 1986), and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of section 501(a) of the Internal Revenue Code and, to the knowledge of Seller, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause the Savings Plan or the Frozen Plans or trusts thereunder to fail to qualify under Section 401(a) or 501(a) of the Internal Revenue Code.
(e) Except as set forth on Schedule 4.20, neither Seller nor the Canadian Subsidiary has incurred any material liability to the PBGC under section
4001 et seq. of ERISA (or equivalent provisions under Canadian federal or provincial law), and no condition exists that could reasonably be expected to result in Seller or the Canadian Subsidiary incurring any material liability under Title IV of ERISA (or equivalent provisions under Canadian federal or provincial law), either singly or as a member of any trade or or business, whether or not incorporated, under common control of or affiliated with or within Seller or the Canadian Subsidiary, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code (or equivalent provisions under Canadian federal or provincial law). All premiums payable to the PBGC have been timely paid.
(f) The Seller has made available to Buyer copies of all Employee Plans and, where applicable, summary plan descriptions and annual reports required to be filed within the last three years pursuant to ERISA or the Internal Revenue
Code with respect to the Employee Plans.
(g) No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, has occurred with respect to the
Savings Plan.
(h) Intentionally deleted.
(i) To the best of Seller's knowledge, there are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to the Savings Plan or the Assumed Welfare Plans.
(j) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code. Except as set forth on Schedule 2.3(b)(vii) or Schedule 4.20, no Employee Plan contains any provision which would give rise to any severance, termination or other payments or liabilities (including, without limitation, any acceleration in benefits vesting or distribution) as a result of the transactions contemplated by this Agreement.
(k) Except as set forth on Schedule 2.3(b)(vii) or Schedule 4.20, since May
31, 1997, neither Seller nor the Canadian Subsidiary has made any commitments to establish any new Employee Plan, to modify any Employee Plan or to increase or accelerate the vesting or payment of any benefits or compensation of employees or former employees of Seller or the Canadian Subsidiary (except for normal increases in compensation consistent with past practices or as disclosed in Schedule 4.20), nor has any intention to do so been communicated to employees or former employees of Seller or its Canadian Subsidiary.
(l) Except as set forth on Schedule 4.20, , neither Seller nor the Canadian Subsidiary have established or maintain a welfare plan, as defined in section 3(1) of ERISA, that provides benefits to an employee at the expense of Seller or the Canadian Subsidiary after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of
1985.
(m) Except as set forth on Schedule 4.20, no material changes have occurred to the Employee Plans maintained or contributed to by the Canadian
Subsidiary or Seller in respect of employment with the Canadian Subsidiary (collectively, the "Canadian Employee Plans") or are expected to occur which would affect the actuarial reports or financial statements required to be provided to Buyer under this Agreement.  To the best of the knowledge of O'Sullivan, Seller and the Canadian Subsidiary, all due inquiries and investigations having been made of the officers of the Canadian Subsidiary responsible for the administration of the Canadian Employee Plans, all of the Canadian Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all laws, regulations, orders, or other legislative, administrative or judicial promulgations applicable to the Canadian Employee Plans ("Applicable Laws") and in accordance with all understandings, written or oral, between Seller or the Canadian Subsidiary and the employees and former employees of the Canadian Subsidiary, and no fact or circumstance exists that could materially and adversely affect the tax-exempt status of a tax-exempt
Canadian Employee Plan.  To the best of the knowledge of O'Sullivan, Seller and the Canadian Subsidiary, all due inquiries and investigations having been made of the officers of the Canadian Subsidiary responsible for the administration of the Canadian Employee Plans, no Canadian Employee Plan, nor any related trust or other funding medium thereunder, is subject to any investigation, proceeding, action or claim. All contributions or premiums required to be made by Seller or the Canadian Subsidiary under the terms of each Canadian Employee Plan or by Applicable Laws have been made in a timely fashion in accordance with Applicable Laws and the terms of the Canadian Employee Plans, and, to the best of their knowledge after due inquiry and investigation as indicated above, neither Seller nor the Canadian Subsidiary will have any liability (other than liabilities accruing after the Closing
Date) with respect to any of the Canadian Employee Plans. Contributions or premiums required to be paid by Seller in respect of the Canadian Employee
Plans will be paid by Seller on an accrual basis for the period up to Closing even though not otherwise required to be made until a later date in respect of the period that includes the Closing Date. To the best of the knowledge of O'Sullivan, Seller and the Canadian Subsidiary, all due inquiries and investigations having been made of the officers of the Canadian Subsidiary responsible for the administration of the Canadian Employee Plans, there have been no improper withdrawls, applications or transfers of assets from any Canadian Employee Plan or the trusts or other funding media relating thereto, and neither Seller nor the Canadian Subsidiary, or any of their agents, have been in breach of any fiduciary obligation with respect to the administration of the Canadian Employee Plans or the trusts or other funding media relating thereto. Seller has furnished to Buyer or made available for inspection by Buyer true, correct and complete copies of all of the Canadian Employee Plans as amended as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) in the possession of the Canadian Subsidiary which relate to each of the Canadian Employee
Plans, all material internal memoranda in the possession of the Canadian Subsidiary which relate to each of the Canadian Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Employee Plan and plan summaries, booklets and personnel manuals.
Each Canadian Employee Plan is fully funded or fully insured based on generally accepted actuarial methods and assumptions, except as disclosed in
Schedule 4.20.  All employee data necessary to administer each Canadian
Employee Plan has been provided by Seller or the Canadian Subsidiary to Buyer and is true and correct as of the date hereof and Seller will notify Buyer of any changes thereto occurring prior to the Closing Date. No insurance policy or any other contract or agreement affecting any Canadian Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Canadian Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims. Except as disclosed in Schedule 4.20, none of the
Canadian Employee Plans provides benefits to retired or former employees or the beneficiaries or dependents of retired or former employees. Except as disclosed on Schedule 4.20, none of the Canadian Employee Plans is a multiemployer plan under which any employer that is not affiliated with the Canadian Subsidiary is required to contribute. To the best of the knowledge of O'Sullivan, Seller and the Canadian Subsidiary, all due inquiries and investigations having been made of the officers of the Canadian Subsidiary responsible for the administration of the Canadian Employee Plans, all amendments to a Canadian Employee Plan that are required to conform to a requirement of Applicable laws have been made. The liability of the
Canadian Subsidiary under the Canada Wide Industrial Pension Plan is limited to the defined contributions that are due and that have not been paid by the Canadian Subsidiary under any applicable collective bargaining agreement to which the Canadian Subsidiary is a party.
4.21. Insider Interests.  Except as set forth on Schedule 4.21, no Affiliate of Seller competes with, is involved with or has any direct or indirect interest in any business entity which competes with the business conducted by Seller or the Canadian Subsidiary, has any agreement of any type with
Seller or the Canadian Subsidiary, or has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business conducted by Seller or the Canadian Subsidiary, except as a stockholder or employee of O'Sullivan, Seller or the Canadian Subsidiary.
4.22. Capitalization of the Canadian Subsidiary.  The authorized capital of the Canadian Subsidiary consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.  The one (1)
share of common stock of the Canadian Subsidiary owned by Seller constitutes all of the issued and outstanding capital stock of the Canadian Subsidiary.
The aggregate paid-up capital of said single share of common stock for purposes of the Income Tax Act (Canada) is $52,000 (Canadian). Said single share of common stock has been duly authorized, is validly issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights.
The Canadian Subsidiary has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from the
Canadian Subsidiary, any shares of its capital stock and no such securities or obligations are outstanding. Upon delivery of the duly endorsed certificate evidencing said single share of common stock to Buyer pursuant to this Agreement, Buyer will have good title to said share free and clear of all liens, charges, pledges, security interests or other encumbrances or adverse claims.
4.23. Insurance. Schedule 4.23 sets forth a list of insurance policies and self-insurance programs maintained by Seller and the Canadian Subsidiary.
Seller and the Canadian Subsidiary are not in default in any material respect under any provision of any insurance policy nor has Seller or the Canadian Subsidiary failed to give notice or present any material claim thereunder in a timely manner so as to bar recovery of any valid claims.
4.24. Tax Matters.
(a) The Canadian Subsidiary has prepared and filed with all appropriate governmental authorities all Returns and other documents required to be filed on or prior to the Closing Date and all such Returns or other documents were correct and complete in all material respects when filed. Seller will cooperate with Buyer and the Canadian Subsidiary in preparing any Returns due within six months after the Closing Date.
(b) The Canadian Subsidiary will have paid in full all Taxes (including, without limiting the generality of the foregoing, all Taxes arising in relation to any advances made by the Canadian Subsidiary to any shareholders of the Canadian Subsidiary and all Taxes arising in relation to any indebtedness incurred by any shareholder of the Canadian Subsidiary to the Canadian Subsidiary), accruing and due on or before the Closing Date and, in the case of Taxes accruing on or before the Closing Date that are not due on or before the Closing Date, the Canadian Subsidiary will have made adequate provision in its financial statements.
(c) The Canadian Subsidiary has withheld from each payment made to any of its present or former employees, officers, directors, and to all persons who are non-residents of Canada for purposes of the Income Tax Act (Canada) all amounts required by law to be withheld or remitted and will continue to do so until the Closing Date and furthermore has remitted such amounts within the applicable periods to the appropriate governmental authority. The Canadian Subsidiary has remitted all Canadian federal and provincial pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the appropriate governmental authority within the time required under the applicable legislation. The Canadian Subsidiary has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever, made by the Canadian Subsidiary.
(d) There are no assessments or reassessments of the Canadian Subsidiary's
Taxes that have been issued and are outstanding.  No governmental authority has challenged, disputed or questioned the Canadian Subsidiary in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. Neither Seller nor the Canadian Subsidiary has
received any indication from any governmental authority that an assessment or reassessment in respect of the Canadian Subsidiary is proposed.  The
Canadian Subsidiary has not executed or filed any agreement extending the
period for assessment, reassessment or collection of any Taxes.   All taxation
years of the Canadian Subsidiary up to and including the year ended
December 31, 1995 are considered closed by Canadian federal and provincial governmental authorities for the purposes of Taxes.
4.25. Finders.  No broker, finder or investment banker is entitled to any fee or commission from Seller or the Canadian Subsidiary for services rendered on behalf of Seller or the Canadian Subsidiary in connection with the transactions contemplated by this Agreement.
4.26. Non-Arm's Length Loans. Except as set forth on Schedule 4.26, neither Seller nor the Canadian Subsidiary has any loans or indebtedness for borrowed money outstanding which have been made to or from current or former directors, officers, shareholders or employees of either Seller or the
Canadian Subsidiary or to any person or corporation not dealing at arm's-length (as such term is defined in the Income Tax Act (Canada)) with any of the foregoing (other than advances to officers or employees in the ordinary course of business).
4.27. No Undisclosed Liabilities.  Except as set forth in Schedule 4.27, neither Seller nor the Canadian Subsidiary has any liabilities or obligations, whether absolute, contingent or otherwise, including, without limitation, any uninsured liabilities (i) which were not accrued or reserved against in the May 31, 1997 Balance Sheet, (ii) which were incurred after
May 31, 1997 other than in the ordinary course of business, or (iii) which, in the aggregate, would have a material adverse effect upon the earnings, assets, financial condition, operations or business of Seller or the
Canadian Subsidiary.
4.28.	 Full Disclosure.  None of the representations and warranties of
O'Sullivan and Seller made in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
*             *             *
Notwithstanding anything herein to the contrary, Seller and O'Sullivan shall have the right to update the information contained in the schedules to this
Article 4 on or before the Closing by delivering updated schedules to Buyer and Gardena. Buyer and Gardena hereby agree that any changes contained in any such updated schedules shall not constitute a breach of the related representation and warranties of O'Sullivan and Seller contained in this
Article 4; provided, however, that Buyer and Gardena shall have the right to terminate this Agreement in the event they deem any such change(s) material, as provided in Section 12.1(iv).

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF BUYER


Gardena and Buyer represent and warrant to O'Sullivan and Seller the following:
5.1. Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. Buyer is an indirect, wholly-owned subsidiary of Gardena. Buyer is duly qualified and in good standing to do business in each jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions in which failure to be duly qualified would not have a material adverse effect on the business of Buyer. Buyer has heretofore delivered to Seller or O'Sullivan complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.
5.2. Authority Relative to this Agreement. Gardena and Buyer have the respective corporate power and authority to execute and deliver this Agreement and the Related Agreements to which they are a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Gardena and Buyer of this Agreement and the Related
Agreements to which they are a party, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by the respective Boards of Directors of Gardena and Buyer and no other corporate proceedings on the part of the Buyer or Gardena are necessary with respect thereto. Assuming that Seller and O'Sullivan have duly authorized the execution and delivery of this Agreement and the Related Agreements to which they are a party, this Agreement and the Related Agreements, as applicable, when executed and delivered by Gardena and Buyer and the other parties thereto, will constitute valid and binding obligations of Gardena and Buyer, enforceable in accordance with their terms except as the same may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or general principles of equity, whether considered in a proceeding in equity or at law.
5.3. Consents and Approvals. Except as set forth in Schedule 5.3, there is no requirement applicable to Gardena or Buyer to make any filing with, or to any permit, authorization, consent or approval of any public body as a condition to the lawful consummation of the transactions comtemplated by this Agreement (other than as may be required by any applicable "bulk sales" laws).
5.4. Non-Contravention. The execution and delivery by Gardena and Buyer of this Agreement and the Related Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby will not violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws (or equivalent documents) or Gardena or Buyer, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Gardena or Buyer is a party or by which Gardena or Buyer, or the business conducted by Gardena or Buyer, may be bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gardena or Buyer or to the business conducted by Gardena or Buyer, excluding from the foregoing such defaults and violations as do not have a material adverse effect on the assets, earnings, financial condition, operations or prospects of the business of Gardena or Buyer.
5.5. Finders. Except as set forth in Schedule 5.5, no broker, finder or investment banker is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.
5.6. Litigation. Except as set forth in Schedule 5.6, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of
(a) Buyer, threatened against Buyer, before any court, governmental body, commission, agency or arbitration, domestic or foreign, which have or if adversely determined, would have a material adverse effect on the assets, earnings, financial condition, operations or prospects of the business of the Buyer, or (b) Gardena or Buyer, threatened against Gardena or Buyer before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which have or, if adversely determined, would have a material adverse effect on the ability of Buyer or Gardena (i) to consummate the transactions contemplated by this Agreement and the Related Agreements to which they are a party or (ii) to perform their respective obligations hereunder or thereunder. Furthermore, there are no judgements, orders or decrees of any such court, governmental body, commission, agency or arbitrator which have or can reasonably be expected to have any such effect.

                                   ARTICLE 6.
                            ADDITIONAL AGREEMENTS

6.1.  Conduct of Business.  Except as set forth on Schedule 6.1, from the date hereof and until the Closing, Seller will, and will cause the Canadian Subsidiary to, conduct its business only in the ordinary and usual course and in a manner substantially consistent with past practices; maintain in good repair, at its expense, normal wear and tear excepted, all of the Equipment except for defects that do not materially and adversely affect the use of the Equipment; and use its best efforts to preserve intact its present business organization and operations, keep available the services of its officers and employees (except as previously disclosed to Buyer) and preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with Seller or the Canadian Subsidiary. Seller's management will meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of Seller and the Canadian Subsidiary and any material problems relating to the conduct of Seller's or the Canadian Subsidiary's business. Seller will notify Buyer (w) of any emergency or material change in the normal conduct of the business or operations of Seller or the Canadian Subsidiary, (x) of the threat or initiation of any material litigation against Seller or the Canadian Subsidiary, (y) of the initiation of any investigation of Seller or the Canadian Subsidiary or either of their businesses by any person, and (z) of any budget revisions of Seller or the Canadian Subsidiary, and will keep
Buyer fully informed of developments with respect to such events and afford Buyer's representatives access to all materials in its possession relating thereto.
6.2. Forbearances by Seller. Except as specifically contemplated by this Agreement or any of the Schedules hereto, from the date hereof until the Closing, without the prior written consent of Buyer, O'Sullivan and Seller will not, and Seller will not cause the Canadian Subsidiary to:
(i) sell, dispose of or transfer any of the Purchased Assets or any assets of the Canadian Subsidiary, except in the ordinary course of business;
(ii) mortgage, pledge or otherwise encumber any of the Purchased Assets, the stock of the Canadian Subsidiary, or any assets of the Canadian
Subsidiary;
(iii) amend, modify or cancel any Material Contract or Lease;
(iv) make any commitments for capital expenditures other than in the ordinary course of business or consistent with past practices;
(v) increase in any manner the compensation of any of the officers of
Seller or the Canadian Subsidiary, pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any such officer or employee, or enter into or amend any employment agreement or any incentive compensation, profit sharing, savings, consulting, deferred compensation, retirement, pension or other benefit plan or arrangement with or for the benefit of any such officer, employee or other person on behalf of Seller or the Canadian Subsidiary unless such action is required by an existing agreement and such agreeement has been disclosed;
(vi) enter into any contract (other than purchase orders) which will require an expenditure of more than $30,000 by Seller or the Canadian Subsidiary or enter into any purchase order which will require an expenditure of more than $150,000;
(vii) alter the manner in which it has regularly and customarily maintained the books of account and records of Seller or the Canadian Subsidiary, except as contemplated by the Schedule of Adjustments;
(viii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or business entity, or make loans or advances to any individual or business entity, except in the ordinary and usual course of business and consistent with past practices;
(ix) declare, set aside or pay any dividend in cash or property with respect to its capital stock;
(x) split, combine or otherwise similarly change its capital stock, or redeem any of its capital stock;
(xi) authorize the creation or issuance of, or issue or sell any shares of Seller's or the Canadian Subsidiary's capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock;
(xii) merge or consolidate with any other corporation or acquire all of the stock or business of any individual or business entity;
(xiii) amend its Articles of Incorporation or Bylaws;
(xiv) cancel or allow any of its existing insurance policies to lapse;
(xv)	amend or enter into any collective bargaining agreement; or
(xvi) enter into any agreement to do any of the things described in clauses
(i) through (xv) above.
6.3. Negotiations with Others. From and after the date hereof until the Closing, O'Sullivan and Seller will not, directly or indirectly, without the written consent of Gardena and Buyer, initiate discussions or engage in negotiations with any corporation, partnership, person or entity, other than Buyer, concerning any proposal regarding the acquisition, other than in the ordinary course of business, of part or all of the Purchased Assets, the assets of the Canadian Subsidiary or the stock of Seller.
6.4. Investigation of Businesses and Properties. From and after the date hereof until the Closing, Seller will afford Gardena and Buyer and their attorneys, accountants, financial advisors and other representatives complete access at all times to Ken Eaton, Michael Orfinik and Larry Trotter (the "Contact Persons") and the properties, contracts, books and records of Seller and the Canadian Subsidiary, provided that (i) such investigation shall not disrupt the business of Seller, and (ii) all requests for contacts with any of Seller's or the Canadian Subsidiary's employees other than in the Contact Persons shall have been approved by a Contact Person, in advance.
6.5. Confidentiality. Pursuant to the provisions of this Agreement, O'Sullivan and Seller have supplied and will supply Gardena and Buyer with certain documents and information for use in investigating the business of Seller and the Canadian Subsidiary. Such material is hereinafter referred to as "Evaluation Material."  Gardena and Buyer agree to hold in confidence any Evaluation Material they have received or will receive and not to use any such material for any purpose not related to the transactions contemplated by this Agreement nor to disclose all or any part of such material to anyone except their officers, directors, employees or other representatives who need such information to perform their respective duties and who have been informed of the confidential nature of such material and directed to treat it confidentially. If this Agreement is terminated, Gardena and Buyer will promptly return to Seller or cause to be destroyed and will not retain the originals or any copies of any documents constituting a part of the
Evaluation Material furnished to them and after termination Gardena and
Buyer will continue to honor their confidentiality agreement contained herein, and will not use or disclose, directly or indirectly, any information obtained from the Evaluation Material. The confidentiality agreement contained in this Section 6.5 will terminate upon the earlier of five years after the date hereof or upon consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Gardena and Buyer may use and disclose any such information to the extent that (i) they acquired such information on a non-confidential basis prior to receipt thereof from O'Sullivan or Seller,
(ii) such information has become generally available to the public other than through the acts of Gardena or Buyer or (iii) such information is provided to the party disclosing the same by a third party who has obtained such information other than as a result of a breach of this Agreement. Furthermore, Gardena and Buyer may disclose such information to the extent that it is required to do so by law or in order to comply with a governmental or judicial order or decree, but upon receiving notice that any such decree is being sought, they will promptly notify O'Sullivan and Seller and will, at O'Sullivan's and Seller's expense, cooperate with their efforts, if any, to contest the issuance of such order or decree.
6.6.  Taxes and Recording Fees.
(a) All sales and transfer taxes and fees (including filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Buyer. Buyer will file all necessary Returns and other documents required to be filed with respect to all such Taxes and filing fees. O'Sullivan and Seller will cooperate with Buyer to the extent necessary to enable it to make such filings and join in the execution of any Returns or other documents as may be necessary to enable Buyer to comply with the provisions of this Section.
(b) The parties agree to provide all information regarding the Purchased
Assets that any of them shall reasonably request in connection with the preparation of any Returns, or any other information relevant to any Tax liability of the requesting party to the extent relevant to the Purchased Assets. The parties agree to cooperate fully as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes to the extent relevant to the
Purchased Assets.
6.7.  Allocation of Purchase Price.
(a) The Purchase Price shall be allocated (the "Allocation") among the Purchased Assets in accordance with Internal Revenue Code Section 1060 and the regulations thereunder ("Section 1060"), and such Allocation shall be set forth in Schedule 6.7 to be attached hereto as promptly as practible after the date hereof. Seller and Buyer agree to report, pursuant to Section 1060, an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation, and agree to act in accordance with such Allocation in the preparation and filing of all Returns and in the course of any audit, review or litigation relating thereto. Neither Seller nor
Buyer will assert that the Allocation was not separately bargained for at arm's length and in good faith. Seller and Buyer further agree that the Stock Purchase Price was separately established as a result of good faith bargaining and agree to cooperate with each other in meeting any requirements with respect to the Stock Purchase Price under the Income Tax Act (Canada)
or other applicable legislation.
(b)	If an adjustment to the Purchase Price or the Stock Purchase Price is
required under Section 2.5 hereof, Seller and Buyer shall adjust the
Allocation set forth in Schedule 6.7 hereto and agree to file any additional information required to be filed pursuant to Section 1060, the Income Tax
Act (Canada), or other applicable legislation. Any such adjustment shall be treated in the manner described in Section 6.7(a).
6.8.	Bulk Sales Laws.  The parties waive compliance with applicable "bulk sales laws."
6.9.	Materials Received After Closing.  Following the Closing Buyer may open all mail, telegrams and other communications and packages it receives which are addressed to Seller and deal with the contents thereof in its reasonable discretion to the extent that the contents thereof relate to (i) the
Purchased Assets or the Assumed Liabilities, or the business related thereto, or (ii) the Canadian Subsidiary. Buyer agrees to deliver to Seller all other such material it receives which is addressed to Seller and does not relate to such assets, business or liabilities.
6.10.	Retention of Books and Records.  For a period of seven years after the
Closing, the parties shall retain their books or records relating to the Purchased Assets or the Assumed Liabilities. After such seven-year period, any party shall provide not less than 45 nor more than 90 days prior written notice to the other parties of any proposed destruction or disposition of any such books and records.  If a party desires to obtain any of such documents held by the other party, it may do so by notifying the other party in writing. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents.  All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.
6.11.	HSR and Investment Canada Filings.  Seller and Buyer have filed, or will file, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR
Act, all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Buyer shall pay the filing fees required in connection with such filings. Buyer shall comply with the notice and filing provisions of the Investment Canada Act, including, without limitation, filing the notice required to be filed within 30 days after Closing, (b) the pre-merger notification provisions of the Competition Act (Canada), if applicable, and (c) any other United States or foreign notice or filing provisions required in connection with the transactions contemplated by this Agreement.
6.12.	Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.
6.13.	Public Announcements.  Prior to the Closing, the parties will consult with each other before issuing any press releases or otherwise making any written public statements with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any written public statement without the consent in writing of the other unless such action is required by law.
6.14.	Subsequent Events.  If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in one of its representations and warranties, then, upon the happening of such event, such party shall promptly disclose the happening of such event to the other party hereto.
6.15.	Efforts to Consummate.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it in order to comply with the conditions precedent to consummating the transactions contemplated by this Agreement.  Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this
Section and Seller and O'Sullivan agree to take such steps as may be necessary to remove any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions) which affect the Purchased Assets or the stock of the Canadian Subsidiary. Notwithstanding the foregoing, no party hereto shall be required to initiate any litigation, make any substantial payment or incur any material economic burden (except for a payment otherwise then required of it), to remove a lien, charge, pledge, security interest or other encumbrance affecting any of the Purchased Assets or the Stock of the Canadian Subsidiary, or to obtain any consent, waiver, authorization, order or approval, and if, despite its efforts, any party is unable to obtain any material consent, waiver, authorization, order of approval or to remove any lien, charge, pledge, security interest or other encumbrance affecting any of the Purchased Assets or the Stock of the Canadian Subsidiary, the other party may terminate this Agreement and shall have no liability therefor except as is provided in Section 12.2.
6.16.	Further Assurances.  O'Sullivan and Seller will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request and expense of Gardena and Buyer will, at or after the Closing, without further consideration, promptly execute and deliver such additional documents as Buyer may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets and the stock of the Canadian
Subsidiary free and clear of any liens, charges, pledges, security interests or other encumbrances, except Permitted Exceptions. Buyer will cooperate with Seller and O'Sullivan to make available such books, records, accounts, papers, information and employees to enable Seller to prepare the Preliminary Closing Date Balance Sheet, the Final Closing Date Balance Sheet and any other document required under Section 2.5 of the Agreement.
6.17.	Proration of Rent, Utility Charges, etc..  Any installment of rent due on any Lease to which Seller is a party and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated, based on the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

6.18	Guarantees.
(a) O'Sullivan hereby guarantees the performance of all obligations of
Seller under this Agreement, the Related Agreements, and any other contracts or agreements related to the transactions contemplated hereunder.
(b) Gardena hereby guarantees the performance of all obligations of Buyer under this Agreement, the Related Agreements, and any other contracts or agreements related to the transactions contemplated hereunder.
6.19 Name Change. In conjunction with the Closing, Seller shall change its corporate name to a name which does not include "Melnor" or any name similar thereto, will cooperate with Buyer in assuming the name "Melnor" in all jurisdictions where Seller or its affiliates are incorporated or have qualified to do business, and O'Sullivan, Seller and their affiliates will refrain from using the name "Melnor" or any name similar thereto from and after the Closing..
6.20 Covenant Not To Compete.
(a) In consideration of the acquisition by Buyer of the Purchased Assets and the stock of the Canadian Subsidiary, and the assumption by Buyer of the Assumed Liabilities and the business of Seller and the Canadian Subsidiary, O'Sullivan and Seller, for themselves and their affiliates, agree that, for a period of five years commencing on the Closing, they will not directly or indirectly:
(i)	engage in the business of developing, designing, manufacturing, producing, marketing or selling any of the categories of products identified in the catalogue of Gardena attached hereto as Schedule 6.20(a)(i)(A) or the catalogue of Seller attached hereto as Schedule 6.20(a)(i)(B), except for vinyl and vinyl-laminate products manufactured by O'Sullivan (the
"Restricted Business");
(ii)	recruit, solicit or induce, or attempt to induce, any of the Transferred
Employees or the employees of the Canadian Subsidiary to terminate their employment with, or otherwise cease their relationship with, Buyer or the Canadian Subsidiary, respectively, or
(iii)	solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Buyer or the Canadian
Subsidiary related to the business of Gardena, Seller or the Canadian
Subsidiary as at the Closing Date.
(b)	Nothing contained in Sections 6.20(a)(i), (ii) and (iii) shall prohibit
Seller and O'Sullivan from acquiring the business, properties, rights and assets of any company partially engaged in the Restricted Business, whether by asset or stock purchase, merger (or reverse merger), consolidation or otherwise, provided that (x) the Restricted Business does not exceed ten percent (10%) of the net revenues or equity of such company and (y) the gross revenues of such company from the Restricted Business do not exceed
$15 million. Nothing contained herein shall prohibit O'Sullivan from being acquired by any Person, whether by asset or stock purchase, merger, consolidation or otherwise, or in any manner inhibit or limit an acquiring Person or any of its Affiliates from making any further acquisitions in the Restricted Business after the consummation of such acquisition.
(c)	If any restriction set forth in this covenant not to compete is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(d)	The restrictions contained in this covenant not to compete are necessary for the protection of the business and goodwill of Buyer and are considered by O'Sullivan and Seller to be reasonable for such purpose. O'Sullivan and Seller expressly acknowledge the value of the consideration received by them in connection with this covenant not to compete.  O'Sullivan and Seller agree that any breach of this covenant not to compete will cause Gardena and Buyer substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available,
Gardena and Buyer shall have the right to seek specific performance and injunctive relief without the requirement of posting a bond and without the necessity of proving actual economic damages.
6.21.	Capitalization.  Gardena shall capitalize Buyer with $5 million in equity on or before the Closing Date, the proceeds of which will be utilized to pay a portion of the Purchase Price.

                                   ARTICLE 7.
                         EMPLOYEES AND EMPLOYEE MATTERS

7.1. Transferred Employees. Seller has delivered to Buyer a list of all of the employees of Seller who are employed by Seller as of the most recent date for which such information is available. Buyer shall offer employment on an at-will basis (or on such other terms as the Buyer may determine) to all such persons who are employed by Seller immediately before the Closing. Such employees who elect to become employees of Buyer are hereinafter referred to as "Transferred Employees" and shall be deemed to have become employees of Buyer as of the time the Closing becomes effective.
7.2.  Employee Benefit Plans.
(a) Frozen Plans. Seller maintains the Melnor Inc. Retirement Income Plan and the Melnor Inc. Cash or Deferred Plan (collectively, the "Frozen
Plans"). Buyer shall not assume any of Seller's obligations, liabilities or responsibilities under the Seller's Frozen Plans. Buyer shall cause Buyer's Defined Contribution Plan (as defined below) to accept transfers pursuant to section 401(a)(31) of the Internal Revenue Code of amounts that are or may become distributable to Transferred Employees under the Frozen Plans on or after the Closing, but in no event shall any such transfer be or be construed as a transfer pursuant to section 414(1) of the Internal Revenue Code.
(b) Savings Plan. As soon as practicable before the Closing Date, Buyer shall establish a defined contribution plan and trust (or amend an existing defined contribution plan) for Transferred Employees, which shall be qualified under sections 401 and 501 of the Internal Revenue Code ("Buyer's Defined Contribution Plan"). Buyer's Defined Contribution Plan shall provide that each Transferred Employee shall be given credit under Buyer's Defined Contribution Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Transferred Employee's service with Seller, its Affiliates and its predecessor companies, to the extent that Seller's Savings Plan (as defined below) gave credit for such service. If Buyer amends one or more existing defined contribution plans, Buyer shall ensure that all "section 411(d)(6) protected benefits" (as defined in Treasury Regulation 1.411(d)-4) provided by Seller's Savings Plan are preserved in the Buyer's Defined Contribution Plan. Transferred Employees shall not accrue additional benefits after the Closing Date under defined contribution plans maintained by Seller or its Affiliates.

(i) Assets of the O'Sullivan Corporation Retirement Savings Plan (the
"Savings Plan") equal to the account balances of the Transferred Employees under the Savings Plan shall be transferred to Buyer's Defined Contribution Plan as soon as practicable after the Closing. If practicable, the transfer shall be made as of the last day of the first calendar quarter ending after the Closing. The transfer shall be made in cash. Any outstanding plan loans to Transferred Employees shall be transferred with the underlying accounts. The account balances of the Transferred Employees shall be valued as of the date on which the transfer is made. The account balances of Transferred Employees in the Savings Plan shall share in the earnings, appreciation and depreciation of the investment funds in which the accounts are invested for the period between the Closing Date and the date on which the transfer is made. Seller agrees upon Buyer's request to deposit in the Savings Plan trust loan repayments that may be made by a Transferred Employee to Buyer on or after Closing and prior to transfer of Transferred Employee's account balances to Buyer's Defined Contribution Plan.
(ii) Any benefits that are payable to Transferred Employees from the Savings Plan after the Closing Date and before assets are transferred shall be paid from the Savings Plan in the ordinary course. The amount to be transferred to Buyer's Defined Contribution Plan shall be reduced by the amount of such payments.
(iii) The account balances to be credited under Buyer's Defined
Contribution Plan for Transferred Employees shall not be less than the account balances of the Transferred Employees under the Savings Plan as of the date on which the transfer is made. Effective on the date of the transfer of Savings Plan assets, (i) Buyer's Defined Contribution Plan shall assume all liabilities in connection with the account balances of Transferred Employees under the Savings Plan, and (ii) Seller, its
Affiliates and the Savings Plan shall have no further liability with respect to the account balances of Transferred Employees. Seller and its Affiliates shall have no liability with respect to Buyer's Defined
Contribution Plan.
(iv) Buyer shall request that the Internal Revenue Service issue a favorable determination letter with respect to the qualification under sections 401 and 501 of the Internal Revenue Code of Buyer's Defined Contribution Plan and the related trust. Buyer shall make such changes to Buyer's Defined Contribution Plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Buyer shall provide Seller with a copy of the determination letter received from the Internal Revenue Service with respect to Buyer's Defined Contribution Plan as soon as the determination letter is received.
(c) Filings and Other Matters. Seller and Buyer shall make the appropriate filings required by law in connection with the transactions described in Sections 7.2(a) and (b) as soon as practicable after the Closing Date.
Seller shall make any filings required under section 4043 of ERISA and satisfy the requirements of section 4063 of ERISA (if and to the extent that the PBGC determines that the requirements of section 4063 are applicable to the Seller) with respect to any reportable events resulting from the transactions contemplated by this Agreement.
(d) Service. Buyer shall treat service of each Transferred Employee with Seller, its Affiliates and its predecessor companies before the Closing as if such service had been with Buyer for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting under Buyer's employee benefit plans (within the meaning of section 3(3) of ERISA), including Buyer's Defined Contribution Plan.
(e) Welfare Benefit Plans. Buyer shall take any actions necessary under its welfare benefit plans to ensure that Transferred Employees shall be eligible for all welfare benefits which are provided to employees of Buyer (each, a "Buyer Welfare Plan"). A welfare benefit plan is a plan defined in section 3(1) of ERISA which provides medical, health, disability, accident, life insurance, death, dental or other welfare benefits, including any post-employment benefits or retiree medical, life insurance or other such benefits. To the extent that Seller and Buyer can reasonably obtain the consent of any affected insurance company, Buyer shall assume effective as of the Closing, and Seller shall transfer and assign, all fully insured Seller welfare benefit plans set forth in Schedule 7.2(e) ("Assumed Welfare Plans") and all related insurance contracts to the extent that such Assumed Welfare Plans and related insurance contracts pertain to Transferred Employees. Transferred Employees shall not be subject to pre-existing conditions, proof of insurability requirements, or any similar conditions or requirements under Buyer's Welfare Plans that would delay commencement of a Transferred
Employee's participation in, or limit a Transferred Employee's level of coverage under, any of Buyer's Welfare Plans, except to the extent that such a provision, condition or requirement is a term of an Assumed Welfare Plan and was acceptable under such a plan to a Transferred Employee immediately prior to Closing. At Closing, Transferred Employees shall begin participating in Buyer's Welfare Plans (including the Assumed Welfare Plans, to the extent applicable) and shall cease participating in welfare benefit plans maintained by Seller or its Affiliates. If either party pays any welfare benefits that are a liability of the other party, such other party shall reimburse the paying party for all such payments. Buyer shall give Transferred Employees credit under Buyer's Welfare Plans for payments made by Transferred Employees under Seller's health benefit plans for purposes of deductibles and maximum out-of-pocket limits.
7.3. Worker's Compensation. Buyer will assume the responsibility for all worker's compensation claims made by Transferred Employees arising from events occurring after the Closing. Seller will retain the responsibility for all worker's compensation claims made by its employees or former employees (whether or not Transferred Employees) that arise from events that occur before the Closing or events otherwise occurring while the employees are employed by Seller.
7.4. Vacation Pay. Buyer will assume, solely to the extent of such amounts as are properly accrued, reserved and/or recorded in the Final Closing Date Balance Sheet, all liability for unpaid vacation or sick pay accrued by Seller's employees who are Transferred Employees.
7.5. Administration and Transferred Employee Information. Buyer and Seller will each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting Transferred Employees and employees and former employees of the Seller or the Canadian Subsidiary. Buyer will use reasonable efforts to deliver to O'Sullivan written notice of any Transferred Employee's termination of employment by Buyer not later than 30 days following the date of such termination. The notice shall state the name of the Transferred Employee and the date on which his or her employment with Buyer was terminated.

                                   ARTICLE 8.
                       CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.
8.1. Representations and Warranties. The representations and warranties of O'Sullivan and Seller contained in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, and O'Sullivan and Seller shall have delivered to Gardena and Buyer a certificate to that effect signed by their respective Chairman or President.
8.2. Performance of this Agreement. O'Sullivan and Seller shall have performed all obligations and complied with all conditions required of it by this Agreement and shall have delivered to Gardena and Buyer a certificate to that effect signed by their respective Chairman or President.
8.3. Corporate Authorization. All corporate action required to be taken by O'Sullivan, Seller and the Canadian Subsidiary (including receiving the requisite approval of their shareholders) in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Gardena and Buyer and they shall have received such originals or certified copies of such documents as they may reasonably request.
8.4. Consents and Approvals. All consents, authorizations, orders or approvals of United States or foreign governmental or regulatory authorities and of individuals or business entities which (i) O'Sullivan and Seller are required to obtain in order to be able to transfer the Purchased Assets and the stock of the Canadian Subsidiary to Buyer and (ii) Buyer must obtain in order to purchase the Purchased Assets and the stock of the Canadian Subsidiary and to be able to conduct the business of Seller and the Canadian Subsidiary, shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.
8.5. Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, or which would limit or affect the ability of Buyer to own or control the Purchased Assets or to operate the business of Seller or the Canadian Subsidiary, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.
8.6. Legislation. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement.
8.7. Title Insurance, Estoppel Certificates, etc. Buyer shall have received commitments for title insurance, or other assurances satisfactory to it, that the Canadian Subsidiary has good and marketable title to its Real Property free and clear of all liens, charges, pledges and other encumbrances, other than Permitted Exceptions. In addition, Seller shall have obtained executed estoppel certificates, satisfactory in form and substance to Buyer and such other information with respect to the Leases as Buyer may reasonably request.
8.8. Opinion of Counsel for Seller. Buyer shall have received an opinion from McGuire, Woods, Battle & Boothe, L.L.P., Counsel for O'Sullivan and Seller, in form and substance reasonably satisfactory to Buyer and Gardena.
8.9. Section 116 Certificate. Seller shall have delivered to Buyer a certificate issued by the Minister of National Revenue of Canada under
Section 116 of the Income Tax Act (Canada) in form satisfactory to Buyer acting reasonably, in respect of the sale of the shares of the Canadian Subsidiary, specifying therein as a "certificate limit" an amount no less than the Canadian dollar equivalent of the Stock Purchase Price, or if such certificate has not been issued by said Minister, Seller shall have taken all actions necessary or appropriate on its part to obtain said certificate.
8.10 Canadian Collective Bargaining Agreement. The new collective bargaining agreement of the Canadian Subsidiary covering its unionized employees shall not contain any material increase in compensation or any change in severance provisions (except as required by Canadian law).

                                   ARTICLE 9.
                       CONDITIONS TO OBLIGATIONS OF SELLER


The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.
9.1. Representations and Warranties. The representations and warranties of Gardena and Buyer contained in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, and Gardena and Buyer shall have delivered to Seller a certificate to that effect signed by their respective Chairman or President.
9.2. Performance of this Agreement. Gardena and Buyer shall have performed all obligations and complied with all conditions required of it by this Agreement and shall have delivered to Seller a certificate to that effect signed by their respective Chairman and President.
9.3. Corporate Authorization. All corporate action required to be taken by Gardena and Buyer in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller and O'Sullivan, and they shall have received all such originals or certified copies of such documents as they may reasonably request.
9.4. Consents and Approvals. All consents, authorizations, orders or approvals of United States or foreign governmental or regulatory authorities and of individuals or business entities which Gardena and Buyer are required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and Gardena and all waiting periods specified by law with respect thereto shall have passed.
9.5. Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.
9.6. Legislation. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement.
9.7.  Opinions of Counsel for Buyer and Gardena.  Seller shall have received
(a) an opinion from Piper & Marbury, Washington, D.C., counsel for Gardena and Buyer, and (b) an opinion from German legal counsel for Gardena, each in form and substance reasonably satisfactory to Seller and O'Sullivan.
9.8.	COBRA.  Buyer shall have established one or more welfare benefit plans (within the meaning of Section 7.2(e)) that provide health care and dental benefits to Transferred Employees effective as of the Closing, and which shall not impose upon Transferred Employees any pre-existing condition provisions, proof of insurability requirements, waiting periods or any similar conditions or requirements that would delay commencement of Transferred Employees' participation in, or limit Transferred Employees' level of coverage under such welfare benefit plans providing health care and dental benefits (except to the extent such provisions, conditions or requirements are part of an Assumed Welfare Plan and were applicable under such plan to a Transferred Employee immediately prior to Closing). Buyer shall not assume any responsibilities, obligations or liabilities imposed by the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any former or current employees of Seller who are not Transferred Employees.
9.9. Employment Agreements. Buyer shall have offered employment agreements with Michael Orfinik and Larry Trotter that provide for their employment with Buyer for a term of no less than two years from the Closing Date, and which provide for management duties and compensation similar to the duties assigned and compensation payable to such persons immediately prior to Closing.

                                  ARTICLE 10.
                                    CLOSING

10.1. Time and Place of Closing. The closing (the "Closing") shall take place (a) at 10:00 a.m. local time on or before July 31, 1997, (b) within
48 hours of the earlier to occur of (i) the early termination of, or (ii)
the expiration of, any applicable waiting period under the HSR Act (but in no event on August 6 through August 13, 1997), or (c) such other date as may be agreed upon by the parties (the "Closing Date") at the offices of counsel for Buyer and Gardena in Washington, D.C. If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of the close of business on the Closing Date.
10.2. Deliveries by Seller. At the Closing Seller shall deliver to Buyer the following:
(i) properly endorsed title certificates transferring the motor vehicles which are a part of the Purchased Assets to Buyer;
(ii) a duly endorsed stock certificate transferring all of the outstanding stock of the Canadian Subsidiary to Buyer;
(iii) a Bill of Sale and Assignment in form and substance satisfactory to the parties;
(iv) the certificates required by Sections 8.1 and 8.2;
(v) evidence that the corporate action described in Section 8.3 has been taken;
(vi) copies of the consents required by Section 8.4;
(vii) the estoppel certificates required by Section 8.7;
(viii) certificates from (i) the State Corporation Commission of the Commonwealth of Virginia, and (ii) such other jurisdictions where Seller is qualified to do business, of Seller's good standing in such jurisdictions as of a date within 30 days of the Closing;
(ix)	a certificate of status from the Ontario Minister of Consumer and
Commercial Affairs covering the Canadian Subsidiary as of a date within 10 days of the Closing;
(x) the Opinion of Counsel required by Section 8.8;
(xi) a certificate issued by the Minister of National Revenue of Canada under Section 116 of the Income Tax Act (Canada) in form satisfactory to
Buyer acting reasonably, in respect of the sale of shares of the Canadian Subsidiary specifying therein as a "certificate limit" an amount no less than the Canadian dollar equivalent of the Stock Purchase Price, or evidence reasonably satisfactory to Buyer and Gardena that Seller has taken all actions necessary or appropriate on its part to obtain said certificate;
(xii) an acknowledgment by Seller of the payment of the Estimated
Intercompany Loan Balance, subject to adjustment pursuant to Section 2.5 hereof;
(xiii) an updated list of accounts receivable of Seller and the Canadian Subsidiary as of a date not earlier than 15 days prior to the Closing Date; and
(xiv) such additional documents as Buyer may reasonably request.
10.3.  Deliveries by Buyer.  At the Closing Buyer shall deliver the following:
(i) the Estimated Purchase Price in immediately available funds;
(ii) the Stock Purchase Price in immediately available funds, and Buyer shall cause the Canadian Subsidiary to pay the Estimated Intercompany Loan Balance in immediately available funds;
(iii)	an Instrument of Assumption of Liabilities in form and substance satisfactory to the parties;
(iv) the certificates required by Sections 9.1  and 9.2;
(v) evidence that the corporate action described in Section 9.3 has been taken;
(vi) copies of the consents required by Section 9.4;
(vii) a certificate of the Secretary of State of Delaware as to the good standing of Buyer as of a date within 10 days of the Closing;
(viii) the Opinions of Counsel required by Section 9.7;
(ix) the amount of $2,500,000, to be deposited into the Escrow Account as provided in Section 2.4(a); and
(x) such additional documents as Seller may reasonably request.
10.4. Deliveries by Seller, O'Sullivan and Buyer. At the Closing the relevant parties shall execute and deliver the Related Agreements.
10.5 Deliveries by Seller and O'Sullivan After Closing. Within five business days after the Closing, Seller and O'Sullivan shall deliver to Buyer and Gardena an updated list of accounts receivable of Seller and the Canadian Subsidiary as of a date not earlier than the Closing Date.

                                   ARTICLE 11.
                                 INDEMNIFICATION


11.1. Indemnification by Seller and O'Sullivan. Subject to the limitations contained in this Article 11, O'Sullivan and Seller will indemnify and hold Gardena and Buyer harmless from any damage, loss (including any diminution in the value of the equity of the Canadian Subsidiary), liability or expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees) (collectively "Damages") to which Gardena and Buyer become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:
(i) any misrepresentation contained in, omission from or breach of, a representation and warranty made by O'Sullivan or Seller in this Agreement;
(ii) the breach of any agreement of Seller or O'Sullivan contained in this Agreement (but not the Related Agreements, which will stand on their own);
(iii) any liability or obligation of Seller not specifically assumed by Buyer pursuant to this Agreement, including, without limitation, (a) any liability not properly accrued, reserved and/or recorded in the Final
Closing Date Balance Sheet, and (b) any liability arising out of the matters listed on Schedule 11.1(iii), attached hereto;
(iv) any Tax of the Canadian Subsidiary attributable to (a) any taxation year of the Canadian Subsidiary ending on or before the Closing Date, (b) any taxation year not ended as of the Closing Date, but solely through the Closing Date, or (c) any intercompany payables held by the Canadian
Subsidiary on or before the Closing Date, to the extent such Taxes are not specifically reserved for in the Canadian Final Closing Date Balance Sheet;
(v) the inability to collect any account receivable of Seller or the Canadian Subsidiary assumed by Buyer hereunder within the later to occur of 120 days after (a) the Closing or (b) the due date of the related invoice
(in the ordinary course of business); or
(vi) any pre-tax losses incurred by Buyer in the operation of the business conducted with the Purchased Assets and the Canadian Subsidiary in the ordinary course during the 12 month period commencing on the Closing Date, including any pre-tax losses due to any extraordinary costs and expenses incurred in connection with losses attributable to closing the Canadian Subsidiary, provided that all such extraordinary pre-tax losses are reasonably allocated over a minimum 12-month period and only the portion of such extraordinary pre-tax losses allocable from the date of incurring such losses through the end of the 12 months following the Closing Date is used to claculate such pre-tax losses.
11.2.  Indemnification by Buyer.  Subject to the limitations contained in this
Article 11, Buyer and Gardena will indemnify and hold each of Seller and O'Sullivan harmless from any Damages to which O'Sullivan or Seller become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:
(i) any misrepresentation contained in, omission from or breach of a representation and warranty made by Gardena or Buyer in this Agreement;
(ii) the breach of any agreement of Buyer or Gardena contained in this Agreement (but not the Related Agreements, which will stand on their own);
(iii) the operation by Buyer or any Affiliate of the business associated with the Purchased Assets or by the Canadian Subsidiary of its business, after the Closing Date; and
(iv) the failure of Buyer or Gardena to perform any obligation or pay any Assumed Liability specifically assumed by Buyer or guaranteed by Gardena pursuant to the terms of this Agreement.
11.3. Third Party Claims. The obligations and liabilities of a party from which indemnification is sought (an "indemnifying party") by a party seeking indemnification (an "indemnified party") under this Article 11 with respect to claims resulting from the assertion of Damages by those not parties to this Agreement shall be subject to the following conditions:
(i) The indemnified party shall give prompt written notice to the indemnifying party of the nature of the assertion of Damages by a third party and the amount thereof to the extent known, provided that the failure to give such notice shall not release the indemnifying party from its obligations hereunder unless such failure materially prejudices the indemnifying party's ability to defend the claim;
(ii) If any action, suit or proceeding (a "Legal Action") is brought by a third party against an indemnified party, the Legal Action shall be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate.
Until the indemnifying party shall have assumed the defense of any such Legal Action, or if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action and the defense may be handled by the indemnified party at its sole expense), all legal or other expenses reasonably incurred by the indemnified party shall be borne by the indemnifying party;
(iii) In any Legal Action initiated by a third party and defended by the indemnifying party (w) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (y) the indemnified party shall make available to the indemnifying party, and its attorneys and accountants, all books and records of the indemnified party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action;
(iv) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business.
(v) In any Legal Action initiated by a third party in which the indemnifying party is not entitled to assume the defense and the indemnified party handles the Legal Action as provided in Section 11.3(ii),
(w) the indemnifying party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the indemnified party shall keep the indemnifying party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnifying party is represented by its own counsel, (y) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action, and (z) the indemnified party shall not make any settlement of any claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.
11.4.  Limitations on Indemnification.
(a) Notwithstanding the foregoing provisions of this Article 11, O'Sullivan and Seller shall not be liable for the items set forth in Section 11.1, unless and until the aggregate amount of liability under such Section exceeds $50,000; and thereafter Gardena and Buyer shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $50,000. No liability of O'Sullivan or Seller for indemnification under Section 11.1 shall in any event exceed the Escrow Amount, except to the extent such liability arises (i) due to fraud on the part of Seller or O'Sullivan, or (ii) as a result of the breach of any of the Tax-related representations and warranties of Seller and O'Sullivan contained herein, including, without limitation, those contained in Sections 4.20 and 4.24.
(b) Notwithstanding the foregoing provisions of this Article 11, Gardena and Buyer shall not be liable for the items set forth in Section 11.2(i), unless and until the aggregate amount of liability under such Section exceeds $50,000; and thereafter O'Sullivan and Seller shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $50,000. No liability of Gardena or Buyer for indemnification under Section 11.2(i) shall in any event exceed an amount equal to $1,000,000. In addition, no liability of Gardena or Buyer for indemnification under Sections 11.2(ii) or 11.2(iii) shall exceed the Escrow Amount then held in the Escrow Account or subsequently received therein in payment of the Royalty, except to the extent such liability arises due to (i) fraud, (ii) deliberate failure to close as provided herein, or (iii) a failure to pay any Assumed Liabilities as required by this Agreement.
11.5.  Survival; Investigation.
(a) The representations and warranties (i) of O'Sullivan and Seller contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.9, 4.11, 4.14, 4.19, 4.27
and 4.28 of this Agreement, and (ii) of Gardena and Buyer contained in Sections 5.3, 5.4, and 5.6, shall survive the Closing until December 31,
1999, except that the representations and warranties of O'Sullivan and Seller contained in Section 4.24 and any other representations and warranties related to Taxes shall survive in each case until the expiration of the applicable statute of limitations, including, without limitation, all Tax-related representations and warranties contained in Section 4.20 (the "Survival Date"), at which time they shall lapse. All other representations and warranties of the parties contained in this Agreement shall survive the Closing until the first anniversary of the Closing (also, the "Survival
Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 11.1(i) or 11.2(i) shall survive its applicable Survival Date if written notice, given in good faith, of the specific breach therof is given to the indemnifying party prior to the Survival Date, whether or not Damages have actually been sustained.
(b) No investigation by any of the parties, heretofore or hereafter made, shall affect the survival of any representation and warranty contained herein.
11.6. Notice of Claim for Indemnification. If Buyer or Gardena determines that it is entitled to indemnification under this Article other than as a result of a third party claim covered under Section 11.3, within sixty (60) days of such determination, it shall give Seller and O'Sullivan a written notice specifying the basis for the claim for indemnification, the nature of the claim and the estimated amounts for which Buyer is entitled to be indemnified. If Seller or O'Sullivan object to such claim within the thirty
(30) period, the parties shall attempt to agree upon their relative rights with respect to such claim. Any written agreement reached by the parties shall be final and binding on all parties. If the parties are unable to settle the claim through negotiation, the claim shall be resolved in accordance with Section 13.5.

                                  ARTICLE 12.
                       TERMINATION, AMENDMENT AND WAIVER


12.1. Termination. This Agreement may be terminated at any time prior to the Closing:
(i) by mutual consent of the Boards of Directors of Seller and Buyer;
(ii) by Seller if there has been a material breach by Buyer or Gardena of a representation, warranty or agreement contained herein or if any material condition contained in this Agreement which must be met by Buyer or Gardena becomes impossible to fulfill;
(iii) by Buyer if there has been a material breach by Seller or O'Sullivan of any representation, warranty or agreement contained herein or if any material condition contained in this Agreement which must be met by Seller or O'Sullivan becomes impossible to fulfill, or if Buyer is unable to obtain such consents, authorizations, orders or approvals as may be necessary to permit it to conduct the business of Seller or the Canadian Subsidiary;
(iv) by Buyer and Gardena if there has occurred any material change in the representations and warranties of Seller and O'Sullivan as disclosed in any updated schedules delivered to Buyer and Gardena on or before Closing pursuant to Article 4; or
(v) by Seller or Buyer if the Closing has not occurred by August 31, 1997 for a reason other than a breach by the terminating party.
12.2. Effect of Termination. If this Agreement is terminated as provided in Section 12.1, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section 6.5, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a material breach of a representation, warrant or agreement made by another party hereto.
12.3. Amendment. This Agreement and the Exhibits and Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the parties hereto. All representations and warranties which are true and correct as modified and approved shall be deemed true and correct for the purposes of Sections 8.1 and 9.1.
12.4. Extension; Waiver. At any time prior to the Closing any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of another party hereto, or
(iii) waive compliance of another party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

                                  ARTICLE 13.
                              GENERAL PROVISIONS

13.1.  Notices.
(a) All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) transmitted by telefax or (iii) delivered by recognized international commercial courier to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

(b) If to Seller or O'Sullivan:

			O'Sullivan Corporation
			1944 Valley Avenue
			Winchester, VA 22601
			Attention:  C. Bryant Nickerson
			Telefax No.: (540) 667-1191

			and a copy to:

			McGuire, Woods, Battle & Boothe, L.L.P.
			One James Center
			901 E. Cary Street
			Richmond, VA 23219
			Attention:  Joseph C. Carter, III
			Telefax No.: (804) 698-2028

(b) If to Buyer:

		Prior to Closing:

			GH Acquisition Corp.
			c/o Piper & Marbury
			1200 Nineteenth Street, N.W.
			Washington, D.C. 20036
			Attention: Jay Gary Finkelstein, Esq.
			Telefax No.: 202-223-2085

		After Closing:

			GH Acquisition Corp.
			2085 Shawnee Drive
			Winchester, Virginia 22604
			Attention: Eric Schefold
			Telefax No.  To be provided

			with a copy to:

			Gardena Holding AG
			Hans-Lorenser-Strasse 40
			D-89079 Ulm
			Germany
			Attention: Haje Plitt
			Telefax No.:  011-49-731-490-709

			and a copy to:

			Piper & Marbury
			1200 19th Street, N.W.
			Washington, D.C. 20036-2430
			Attention:  Jay Gary Finkelstein, Esq.
			Telefax No.:  202-223-2085

		(c)	If to Gardena:

			Gardena Holding AG
			Hans-Lorenser-Strasse 40
			D-89079 Ulm
			Germany
			Attention: Haje Plitt
			Telefax No.: 011-49-731-490-709

			with a copy to:

			Piper & Marbury
			1200 19th Street, N.W.
			Washington, D.C. 20036-2430
			Attention:  Jay Gary Finkelstein, Esq.
			Telefax No.:  202-223-2085

Notice shall be deemed to have been delivered (i) on the date of receipt, if by hand, (ii) on the date of receipt of correct electronic answer back, if by telefax, and (iii) on the date of delivery, if by courier (as evidenced by the records of the courier company).
13.2. Schedules. The representations and warranties included in Articles 4 and 5 of this Agreement are deemed to include, for the purposes of the sections to which they are referenced, and not for the purposes of any other sections, the matters disclosed in the schedules thereto.
13.3. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The symbol "$" and all references to dollar amounts shall be deemed to refer to United States Dollars, unless otherwise specified.
13.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.5 Dispute Resolution; Arbitration; Legal Action. (a) If a dispute arises under this Agreement, the senior officers of O'Sullivan and Buyer or Gardena shall meet promptly to negotiate in good faith in an attempt to resolve the dispute. Any party to the dispute may elect by written notice to the others to utilize the services of a single, independent mediator to assist in the resolution of the dispute, it being agreed that any such mediation shall be non-binding. The mediator shall be mutually selected by the parties, provided that if a mediator cannot be agreed upon, the negotiations shall nevertheless continue as provided in this Section 13.5(a). In the event that the negotiations are successful, the parties to the dispute shall jointly pay for the costs of the mediator, unless the parties agree otherwise in writing.
(b) If the dispute is not settled by the parties as provided in Section 13.5(a) within 60 days of the first meeting of the senior officers of O'Sullivan and Buyer or Gardena (whether or not a mediator has been agreed upon), the party making the claim (the "Claimant") shall have the right to resolve the dispute by electing either of the following alternatives:
(i) The Claimant may, by notice to the others given within 30 days of the end of the foregoing negotiation period, require the parties to resolve the dispute by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association in effect at that time, except as modified herein. All disputes shall be decided by a single arbitrator.
The arbitration shall take place in Winchester, Virginia or Washington, D.C. The parties agree that the arbitration should be conducted on an accelerated schedule to be established by the arbitrator and which shall not be modified except by the mutual agreement of the parties. A decision shall be rendered by the arbitrator as promptly as possible after the demand for arbitration is filed, and the arbitrator shall state in writing the factual and legal basis for the award. Judgment may be entered upon the award in any U.S. or non-U.S. court having jurisdiction over the matter. The parties intend that any award shall be enforceable outside of the United States in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards. As part of the award, the arbitrator will assess the costs of the arbitration, including, without limitation. the reasonable legal fees and other expenses of the prevailing party, against the losing party.
(ii) The Claimant may, within 30 days of the end of the foregoing negotiation period, give notice to the other parties of its intention to bring a legal action or proceeding to resolve the dispute and shall file such legal action or proceeding as promptly as reasonably practicable thereafter. Any action or proceeding hereunder shall be filed exclusively in the United States District Court for the Eastern District of Virginia, or if said court does not have jurisdiction over the matter, the Circuit Court of the City of Richmond, Virginia, John Marshall Courts Building. In any such legal action, each of the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts, provided that the parties expressly acknowledge and agree that Gardena accepts such jurisdiction solely for the resolution of the specific dispute in controversy and for no other purpose. Each of the parties hereto irrevocably consents to service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to their respective addresses set forth in Section 13.5; provided, however, that Gardena hereby appoints Edward R. Parker, Esq., 5511 Staples Mill Road, Richmond, Virginia, 23228, as its agent solely for accepting services of process issued by the United States District Court for the Eastern District of Virginia or the Circuit Court of the City of Richmond, Virginia, John Marshall Courts Building, in connection with a legal action or proceeding arising pursuant to this Section 13.5(b)(ii), and agrees to maintain Edward R. Parker, Esq. as its agent at all times while this Agreement remains in force.

13.6.  Miscellaneous.   This Agreement (i) constitutes the entire agreement
and supercedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall not be assigned by any party hereto prior to Closing without the prior written consent of the other parties and may be assigned by any party hereto after Closing without the consent of the other parties (provided that the assigning party gives prior written notice to the other parties and represents in such notice that it has made adequate arrangements for the assignee to pay and perform all of the assignor's obligations and liabilities hereunder), and any such assignment shall be binding on the successors and permitted assigns of the assigning party; and
(iv) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to conflicts of laws.


































IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be affixed and attested by their duly authorized officers.



                         MELNOR INC.

                         By: /s/ C. Bryant Nickerson

                         Title: /s/ Secretary


                         O'SULLIVAN CORPORATION

                         By: /s/ James T. Holland

                         Title: /s/ President & C.E.O.


                         GARDENA HOLDING AG

                         By: /s/ Haje Plitt

                         Title: /s/ Director

                         By: /s/ Markues Kress

                         Title: /s/ Director


                         GH ACQUISITION CORP.

                         By: /s/ Haje Plitt

                         Title: /s/ Director

                         By: /s/ Markues Kress

                         Title: /s/ Director